                                                                EXECUTION COPY

                            STOCK PURCHASE AGREEMENT



                                  by and among



                           MAGNA ENTERTAINMENT CORP.,

                                    AS BUYER


                                       AND

                             ALL OF THE STOCKHOLDERS
                                       OF
                           LAUREL RACING ASSOC., INC.
                                       AND
                        PIMLICO RACING ASSOCIATION, INC.,

                                       AND

                               LAUREL GUIDA GROUP

                                   AS SELLERS







                                  JULY 15, 2002



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                                                                EXECUTION COPY

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (the "Agreement") is executed on this 15th day of July, 2002, by and among MAGNA ENTERTAINMENT CORP., a Delaware corporation ("Buyer"), and JOSEPH A. DEFRANCIS ("JAD"), JOSEPH LLC, a Maryland limited liability company ("Joseph LLC") (JAD and Joseph LLC are collectively, "Joseph"), KARIN M. DEFRANCIS ("KMD"), KARIN LLC, a Maryland limited liability company ("Karin LLC"), CMYD LLC, a Maryland limited liability company ("CMYD LLC") (KMD, Karin LLC and CMYD LLC are collectively, "Karin"), MARTIN JACOBS ("Jacobs"), LUK-FLATS LLC, a Delaware limited liability company ("LUK-Flats"), and LAUREL GUIDA GROUP, a New Jersey general partnership ("Guida"), (JAD, Joseph LLC, KMD, Karin LLC, CMYD LLC, Jacobs, LUK-Flats and Guida are each, a "Seller," and collectively, the "Sellers").

                              PRELIMINARY STATEMENT

                  A. The Maryland Jockey Club of Baltimore City, Inc., a Maryland corporation (the "Jockey Club"), is the owner and operator of the Pimlico Race Course thoroughbred racetrack ("Pimlico"), which is comprised of approximately 125 acres of real property, together with the grandstands and clubhouse buildings, dirt and turf tracks, stables, offices and support facilities located thereon. Laurel Racing Association Limited Partnership, a Maryland limited partnership ("LRALP"), is the owner and operator of the Laurel Park thoroughbred racetrack ("Laurel"), which is comprised of approximately 356 acres of real property, together with the grandstands and clubhouse buildings, dirt and turf tracks, stables, offices and support facilities located thereon. The Jockey Club and LRALP also jointly (indirectly) own and operate the Bowie Training Center, which is comprised of approximately 161.6 acres of real property, one dirt track, stables, offices and support facilities located thereon, and have interests in three off-track betting establishments in Maryland. The Jockey Club and LRALP are engaged in the operation of the thoroughbred racing business and related activities conducted under the racing licenses and permits issued to the Jockey Club and LRALP or LRAI (as defined below), respectively (such businesses as are now being conducted by the Companies and the Subsidiaries (each as defined below) are referred to herein collectively in their entirety as the "Business").

                  B. Laurel Racing Assoc., Inc., a Maryland corporation ("LRAI"), owns the general partner interest in LRALP. Guida owns the entire limited partner interest in LRALP (the "LP Interest"). Pimlico Racing Association, Inc., a Maryland corporation ("PRAI"), owns all of the issued and outstanding shares of capital stock of the Jockey Club. Each Seller (other than Guida) owns as of the date hereof and will own on the Closing Date the respective number and shares of capital stock of LRAI and PRAI set forth on
SCHEDULE 1 hereof, which shares in the aggregate constitute all of the issued and outstanding shares of capital stock of LRAI and PRAI as of the times indicated

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thereon (the "Shares," and together with the LP Interest, hereinafter collectively referred to as, the "Stock").

                  C. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Stock, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, conditions and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                  1.       DEFINITIONS.

                  The following terms shall have the following meanings for purposes of this Agreement:

                  "ACTION" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any governmental agency or authority. Notwithstanding the foregoing, Action shall not include any claim, action, suit, arbitration, inquiry, proceeding or investigation between any of the Companies or Sellers and ODS.

                  "AFFILIATE" shall mean, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" or any form thereof means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person through the ownership of voting securities, by contract or otherwise.

                  "AFFILIATED GROUP" has the meaning set forth in Section 9.3(b) of this Agreement.

                  "AUDITED STATEMENTS" shall mean the audited statements of operations, equity, cash flows, and the balance sheet of PRAI and its subsidiary, the Jockey Club, and LRALP for the periods ending December 31, 1999, December 31, 2000 and December 31, 2001.

                  "BASKET" has the meaning set forth in Section 10.4(a) of this Agreement.

                  "BENEFICIAL OWNER" shall have the meaning set forth in Rule 13d-3 of the Exchange Act.

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                  "BRING DOWN CERTIFICATE" has the meaning set forth in Section
3.2(k) of this Agreement.

                  "BUSINESS" has the meaning set forth in Section A of the Preliminary Statement.

                  "BUY/SELL AGREEMENT" shall mean that certain Buy/Sell Agreement dated March 9, 1998 by and between JAD and KMD.

                  "BUYER GENERATED CARRYBACKS" has the meaning set forth in
Section 9.3(i) of this Agreement.

                  "BUYER TAX LIABILITIES" has the meaning set forth in Section 9.3(a) of this Agreement.

                  "CAP" shall mean Twenty Million Three Hundred Thousand Dollars ($20,300,000).

                  "CLEANUP PAYMENT" shall mean that certain principal amount paid to maintain the outstanding balance under the Revolving Credit Agreement at zero dollars ($0) for at least thirty (30) consecutive days in accordance with
Section 1.2 of the Revolving Credit Agreement.

                  "CLOSING" has the meaning set forth in Section 3.1 of this Agreement.

                  "CLOSING DATE" shall mean the date on which the Closing occurs.

                  "CLOSING DATE CASH PAYMENT" shall mean the Purchase Price LESS the aggregate amount of the Joseph LLC Letter of Credit and the Karin LLC Letter of Credit and LESS the Option Grant Payment.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "COMPANIES" shall mean PRAI, the Jockey Club, LRAI and LRALP, collectively.

                  "COMPANY GUARANTY AGREEMENT" shall mean a Guaranty Agreement by and among LRAI, PRAI, LRALP, the Jockey Club and JKC Holdings, LLC in form and substance reasonably satisfactory to Buyer.

                  "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated September 18, 2001, between LRAI, PRAI and Buyer.

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                  "CONFIRMATION AND AMENDMENT TO LOAN AGREEMENTS" shall mean the
Confirmation and Amendment to Loan Agreement by and among LRALP, LRAI and Mercantile dated July 7, 1999, the Confirmation and Amendment to Loan Agreement by and among the Jockey Club, PRAI and Mercantile dated July 7, 1999, and the Confirmation Agreement by and among PRAI, the Jockey Club, Maryland Jockey Club, Inc., LRAI, Southern Maryland Agricultural Association, Southern Maryland
Racing, Inc., Maryland-Virginia Racing Circuit, Inc. and Mercantile dated June
7, 2002.

                  "CONSENTS" shall mean all notices, filings, consents, approvals and other items set forth on SCHEDULE 4.4 hereof.

                  "CONSULTING AND NON-COMPETITION AGREEMENT" shall mean that certain Consulting and Non-Competition Agreement by and among Buyer, LRAI, PRAI, LRALP and Jacobs, in the form attached hereto as EXHIBIT F.

                  "DEFRANCIS TRANSFERRED SHARES" has the meaning set forth in
Section 2.1(b) of this Agreement.

                  "DEPOSIT" has the meaning set forth in Section 2.2(a) of this Agreement.

                  "DEPOSIT ESCROW AGREEMENT" shall mean that certain Escrow Agreement by and among Mercantile, Buyer and Sellers in the form attached hereto as EXHIBIT K.

                  "DISQUALIFIED INDIVIDUAL" has the meaning set forth in Section 4.15(b)(6).

                  "EMPLOYMENT AGREEMENTS" shall mean that certain Employment Agreement by and among LRAI, PRAI, LRALP, Buyer and JAD and that certain Employment Agreement by and among LRAI, PRAI, LRALP, Buyer and KMD, the forms of each of which are attached hereto as EXHIBIT B.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" has the meaning set forth in Section 4.15(b)(12) of this Agreement.

                  "ESCROW AGENT" shall mean Mercantile.

                  "ESCROW AGREEMENT" shall mean that certain Escrow Agreement by and among Buyer, Escrow Agent, Joseph LLC and Karin LLC as attached to the Option Agreement.

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                  "EXCHANGE ACT" has the meaning set forth in Section 5.7 of this Agreement.

                  "FAMILY" has the meaning set forth in the definition of Related Person.

                  "FINANCIAL STATEMENTS" shall mean the Audited Statements and the Unaudited Statements, copies of which are attached hereto as EXHIBIT A and made a part hereof.

                  "FORMATION AGREEMENT" shall mean that certain Formation Agreement by and among PRAI, LRAI, the Jockey Club, LRALP, JAD, KMD, Jacobs, LUK-Flats and Guida in the form attached hereto as EXHIBIT C.

                  "FUNDS" has the meaning set forth in Section 5.9 of this Agreement.

                  "GUARANTY AGREEMENT" shall mean that certain Guaranty Agreement by and among Buyer, PRAI, LRAI, the Jockey Club, LRALP, JAD, KMD, Jacobs, LUK-Flats, Guida and certain other parties as set forth therein, in the form attached hereto as EXHIBIT N.

                  "GP INTEREST" has the meaning set forth in Section 4.1(c) of this Agreement.

                  "GUIDA CAP" shall mean $2,400,000.

                  "HAZARDOUS MATERIALS" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic, or a pollutant or contaminant, pursuant to any environmental law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

                  "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations issued pursuant thereto.

                  "IDOTS" shall mean Indemnity Deeds of Trust by (i) the Jockey Club for the benefit of JKC Holdings, LLC securing the Jockey Club's obligations under the Company Guaranty Agreement and (ii) LRALP for the benefit of JKC Holdings, LLC securing LRALP's obligations under the Company Guaranty Agreement, which Indemnity Deeds of Trust shall be automatically and unconditionally subject to and subordinate to all existing and future indebtedness secured by the property of the Jockey Club or LRALP, as applicable, and shall be in form and substance reasonably satisfactory to Buyer.

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                  "INDEMNIFIABLE LOSS" has the meanings set forth in Section
10.5(f) and Section 10.6(c) of this Agreement.

                  "10.5 INDEMNIFICATION NOTICE" has the meaning set forth in
Section 10.5(a) of this Agreement.

                  "10.6 INDEMNIFICATION NOTICE" has the meaning set forth in
Section 10.6(a) of this Agreement.

                  "INDEMNIFIED PARTY" has the meaning set forth in Section 10.5(a) of this Agreement.

                  "INDEMNIFYING PARTY" has the meaning set forth in Section 10.5(a) of this Agreement.

                  "INTELLECTUAL PROPERTY RIGHTS" shall mean any and all (i) patents, tradenames, trademarks, service marks, URLs and Internet domain names, trade secrets, know-how, copyrights, designs and any pending applications for any of the foregoing, (ii) items, designs, concepts, techniques, inventions, discoveries and improvements, whether or not subject to a patent (or similar protection) and whether or not patentable, copyrightable, or capable of being similarly protected, including all know-how, and (iii) other rights in intellectual property of any type or description, including but not limited to source codes and software (excluding any and all software subject to shrinkwrap or clickwrap licenses), as itemized and set forth on SCHEDULE 4.9, and all registrations, applications, recordings, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts and other legal protections, together with all goodwill, related to the foregoing.

                  "IRS" shall mean the Internal Revenue Service.

                  "JACOBS AND LUK-FLATS SHARES" has the meaning set forth in
Section 2.1(a) of this Agreement.

                  "JACOBS LETTER" shall mean that certain letter from Jacobs to Buyer in the form attached hereto as EXHIBIT G.

                  "JKC GUARANTY AGREEMENT" shall mean that certain Guaranty Agreement by and among JAD, KMD, Jacobs, LUK-Flats, and JKC Holdings, LLC.

                  "JOCKEY CLUB" has the meaning set forth in Section A of the Preliminary Statement.

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                  "JOSEPH LLC/KARIN LLC OPTION AGREEMENT" shall mean that
certain Option Agreement by and among Joseph LLC, Karin LLC and Buyer, in the form attached hereto as EXHIBIT R.

                  "JOSEPH LLC LETTER OF CREDIT" has the meaning set forth in
Section 2.2(c) of this Agreement.

                  "JOSEPH LLC OPERATING AGREEMENT" shall mean that certain Operating Agreement of Joseph LLC by and between JAD and Maryland Racing, Inc., a Delaware corporation, in the form attached hereto as EXHIBIT P.

                  "KARIN LLC LETTER OF CREDIT" has the meaning set forth in
Section 2.2(c) of this Agreement.

                  "KARIN LLC OPERATING AGREEMENT" shall mean that certain Operating Agreement of Karin LLC by and among KMD, CMYD LLC and Maryland Racing, Inc., a Delaware corporation, in the form attached hereto as EXHIBIT Q.

                  "KEEP WELL AGREEMENT" shall mean that certain Keep Well Agreement by and among Baldwin Enterprises, Inc., a Colorado corporation, LUK-Flats and Buyer, in the form attached hereto as EXHIBIT L.

                  "KNOWLEDGE" shall mean (i) in the case of JAD, KMD and Jacobs, knowledge that a "prudent" person would have, without any duty of independent inquiry, or if such person has actual knowledge of such fact or matter, without any duty of independent inquiry; or (ii) in the case of LUK-Flats, the actual knowledge of Luis Medeiros or Zalman Jacobs without any duty of independent inquiry; or (iii) in the case of Joseph LLC, the Knowledge of JAD, and in the case of Karin LLC and CMYD LLC, the Knowledge of KMD; or (iv) in the case of Buyer, the actual knowledge without any duty of independent inquiry, of any individual who is serving as a director or officer of Buyer. JAD, KMD, Jacobs, Joseph LLC, Karin LLC and CMYD LLC shall be entitled to meet the "prudent" person standard by relying solely on certificates of the Senior Executives reasonably expected to have relevant knowledge.

                  "LAUREL" has the meaning set forth in Section A of the Preliminary Statement.

                  "LIEN" shall mean, with respect to any asset, any mortgage, claim, community property interest, option, right of first refusal, pledge, lien, encumbrance, security interest or charge against real or personal property.

                  "LOAN" shall mean the aggregate indebtedness owed to Mercantile pursuant to (i) the Confirmation and Amendment to Loan Agreements; and (ii) the Revolving Credit Agreement.

                  "LOSSES" has the meaning set forth in the first paragraph of
Section 10.1 of this Agreement.

                  "LP INTEREST" has the meaning set forth in Section B of the Preliminary Statement.

                  "LRAI" has the meaning set forth in Section B of the Preliminary Statement.

                  "LRALP" has the meaning set forth in Section A of the Preliminary Statement.

                  "MACHINERY AND EQUIPMENT" shall mean all fixed and moveable machinery, equipment, vehicles, furniture, fixtures, supplies, tools, accessories, parts and all other tangible personal property, owned or leased by the Companies which are used in, useful in, or held in connection with, the conduct of the Business.

                  "MATERIAL ADVERSE EFFECT" shall mean any circumstance, change in, or effect on the Companies or any Subsidiary that (a) results in Losses of Two Hundred Fifty Thousand Dollars ($250,000) or more, except that with respect to Sections 4.8, 4.11(a), 4.12 and 4.18, it shall mean any circumstances, change in, or effect on the Companies or any Subsidiary that results in Losses of One Million Dollars ($1,000,000) or more, or (b) for circumstances, changes or effects which are not so quantifiable, is materially adverse to the results of operations or financial condition of the Companies and the Subsidiaries, taken as a whole, or a material adverse effect on the Companies or any Subsidiary's ability to perform its obligations under this Agreement; provided however, that any adverse effect arising out of, resulting from, or caused by (i) general changes in economic, regulatory or political conditions, generally including, but not limited to, changes in general economic conditions as a result of the terrorist attacks on the United States on September 11, 2001 or thereafter, in each case affecting the Companies and their Subsidiaries and the industries in which they operate, (ii) general changes in conditions affecting the national pari-mutuel and gaming industries in the United States, (iii) the execution and delivery of this Agreement and the transactions contemplated herein or the consummation of the transactions contemplated by this Agreement or the public announcement of the transactions contemplated by this Agreement, or (iv) ODS, or any agreement or contract between any of the Companies and ODS, in each case, whether alone or in combination, shall not be taken into account in determining whether there has been a Material Adverse Effect or be deemed to constitute a Material Adverse Effect.

                  "MATERIAL CONTRACTS" shall mean all agreements, leases, contracts, orders, commitments (whether written or oral and including any amendments, supplements and other modifications thereto) to which any of the Companies or Subsidiaries is a party or which are binding on any of the Companies or Subsidiaries as of the date of this Agreement, and/or are entered into by any of the Companies or

Subsidiaries in the ordinary course of the Business between the date hereof and the Closing Date, (including without limitation, all customer contracts, service contracts, supplier contracts, leases, licenses, purchase agreements, and employment agreements) that either (i) obligates any of the Companies or Subsidiaries to pay or perform services, or entitles any of the Companies or Subsidiaries to receive, an amount or services valued, in excess of $175,000 annually and which cannot be terminated at any time on less than thirty (30) days prior notice without material penalty, (ii) has an unexpired term as of the date hereof of one (1) year or more and which cannot be terminated prior to the scheduled expiration date without material penalty, except that with respect to
Section 6.2(e)(ii), it shall mean an unexpired term, as of the date of such new agreement, amendment or extension, of five (5) years or more, (iii) is a written employment agreement or collective bargaining agreement, (iv) contains covenants that purport to restrict the business activity of any Company or any Affiliate of any Company or limit the freedom of any Company or any Affiliate of any Company to engage in any line of business or to compete with any Person, the violation of which could reasonably be expected to result in damages of an amount in excess of $175,000 or in equitable relief with equivalent effect, (v) contains a power of attorney that is currently effective and outstanding relating to the Business, or (vi) contains a guaranty or other similar undertaking with respect to a contractual performance extended by any Company or Subsidiary which undertaking could reasonably be expected to result in payment, by the Companies or Subsidiaries, of an amount in excess of $175,000. Notwithstanding the foregoing, Material Contracts shall not include any agreement or contract between any of the Companies and ODS listed on SCHEDULE 4.7(A).

                  "MATERIAL INTEREST" has the meaning set forth in the definition of Related Person.

                  "MEC GUARANTY AGREEMENT" shall mean a Guaranty Agreement by and between Buyer and JKC Holdings, LLC, in form and substance reasonably satisfactory to Buyer.

                  "MEMBER" has the meaning set forth in Section 9.3(b) of this Agreement.

                  "MERCANTILE" shall mean Mercantile-Safe Deposit and Trust Company.

                  "MULTIEMPLOYER PLAN" has the meaning set forth in Section 4.15(b)(3) of this Agreement.

                  "ODS" shall mean ODS Technologies, L.P., a Delaware limited partnership doing business as "TVG" or "The Television Games Network."

                  "OPERATING AGREEMENT" shall mean that certain Limited Liability Company Agreement of Maryland Ventures, LLC by and among the Companies, JAD, KMD, Jacobs, Guida and LUK-Flats in the form attached hereto as EXHIBIT O.

                  "OPTION" has the meaning set forth in Section 2.1(d) of this Agreement.

                  "OPTION AGREEMENT" shall mean that certain Option Agreement by and among Buyer, Joseph LLC, Karin LLC, JAD and KMD in the form attached hereto as EXHIBIT D.

                  "OPTION GRANT PAYMENT" has the meaning set forth in the Option Agreement.

                  "OUTSIDE CLOSING DATE" has the meaning set forth in Section 11.1(d) of this Agreement.

                  "OUTSTANDING LOAN BALANCE" shall mean an amount equal to Twenty Seven Million Six Hundred Fifty Thousand Two Hundred and Forty and 80/100 Dollars $27,650,240.80, PLUS, any and all overdue interest and other overdue amounts with respect to the Loan on the Closing Date, PLUS any principal amounts borrowed under the Loan in excess of the Cleanup Payment, if any, LESS any regularly scheduled principal payments made on the Loan between the date hereof and the Closing Date as required by the terms of the Loan.

                  "OWNER" has the meaning set forth in the definition of Subsidiary.

                  "PENSION PLAN" has the meaning set forth in Section 4.15(b)(3) of this Agreement.

                  "PERMITTED LIENS" shall include each Lien labeled as such on
SCHEDULE 4.6 of this Agreement.

                  "PERSON" shall mean an individual, corporation, association, partnership, limited liability company, limited liability entity, trust, unincorporated organization, governmental entity (or any department, agency or political subdivision thereof) or any other organization or entity.

                  "PIMLICO" has the meaning set forth in Section A of the Preliminary Statement.

                  "PLAN" has the meaning set forth in Section 4.15(a) of this Agreement.

                  "POST-CLOSING DATE TAX RETURNS" has the meaning set forth in
Section 9.3(d) of this Agreement.

                  "PRAI" has the meaning set forth in Section B of the Preliminary Statement.

                  "PRE-CLOSING DATE TAX RETURNS" has the meaning set forth in
Section 9.3(c) of this Agreement.

                  "PRE-CLOSING TAX LIABILITIES" has the meaning set forth in
Section 9.3(a) of this Agreement.

                  "PRO-RATA SHARE" shall mean with respect to each Seller (other than Guida), such Seller's percentage share of the Purchase Price as set forth on SCHEDULE 2.2(A).

                  "PURCHASE PRICE" has the meaning set forth in Section 2.2 of this Agreement.

                  "RELATED PERSON" shall mean, (i) with respect to a particular individual: (a) each other member of such individual's Family; (b) any Affiliate of such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual: (a) any Affiliate of such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual shall include
(i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other person who resides with such individual, and (b) a "Material Interest" shall mean the direct or indirect Beneficial Ownership of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity of a Person.

                   "REMAINING SHARES" has the meaning set forth in Section 2.1(d) of this Agreement.

                   "REVOLVING CREDIT AGREEMENT" shall mean the Revolving Credit Agreement by and among the Jockey Club, PRAI and Mercantile dated July 7, 1999, and amended pursuant to the Confirmation Agreement by and among PRAI, the Jockey Club, Maryland Jockey Club, Inc., LRAI, Southern Maryland Agricultural Association, Southern Maryland Racing, Inc., Maryland-Virginia Racing Circuit, Inc. and Mercantile dated June 7, 2002 whereby Mercantile converted $5,000,000 of the outstanding balance under the Revolving Credit Agreement into a fifteen
(15) year term loan.

                   "SECTION 7 ISSUE" has the meaning set forth in Section 6.6(b) of this Agreement.

                   "SECURITIES ACT" has the meaning set forth in Section 5.6 of this Agreement.

                   "SEC DOCUMENTS" has the meaning set forth in Section 5.7 of this Agreement.

                   "SENIOR EXECUTIVES" shall mean JAD, KMD, Jacobs, Douglas J. Illig, John Passero, Antonio Cobuzzi, Timothy T. Capps, Louis J. Raffetto, Jr., Brian L. Handleman, Robert Van Dyke, James P. Mango and such other members of senior management of the Companies as JAD, KMD and Jacobs may designate, subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.

                   "SHARES" has the meaning set forth in Section B of the Preliminary Statement.

                   "STOCK" has the meaning set forth in Section B of the Preliminary Statement.

                   "STOCKHOLDERS' AGREEMENT" shall mean that certain Stockholders' Agreement by and among Buyer, Joseph LLC, Karin LLC, JAD, KMD, PRAI and LRAI in the form attached hereto as EXHIBIT E.

                   "SUBSIDIARY" shall mean, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries. Unless otherwise specifically stated, Subsidiaries shall mean only the Subsidiaries of LRAI, PRAI and LRALP, considering their holdings individually and in the aggregate.

                   "TAXES" has the meaning set forth in Section 9.3(a) of this Agreement.

                   "2001 TAX LIABILITIES" has the meaning set forth in Section 9.3(b) of this Agreement.

                   "TAX RETURNS" has the meaning set forth in Section 9.3(b) of this Agreement.

                   "2001 TAX RETURNS" has the meaning set forth in Section 9.3(b) of this Agreement.

                   "TITLE COMMITMENT" has the meaning set forth in Section 5.10 of this Agreement.

                   "TITLE INSURANCE COMPANY" has the meaning set forth in
Section 5.10 of this Agreement.

                   "TITLE POLICY" has the meaning set forth in Section 6.8 of this Agreement.

                   "TRANSACTION DOCUMENTS" shall mean this Agreement and all of the other agreements, certificates, instruments and documents required or contemplated hereby or executed in connection herewith and such other documents expressly referring to Section 11.2 hereof.

                   "TRIPLE CROWN NOTE" shall mean the Promissory Note in the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) by and between the Jockey Club, as borrower, and Triple Crown Productions, LLC, as lender.

                   "UNAUDITED STATEMENTS" shall mean the unaudited statements of operations, equity, cash flows, and the balance sheet of each of the Companies for the monthly and year to date periods ending April 30, 2002.

                2.       PURCHASE AND SALE OF STOCK.

                   2.1 PURCHASE AND SALE OF STOCK. At the Closing, upon the terms and conditions set forth in this Agreement and in the Option Agreement:

                        (a) Jacobs and LUK-Flats shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall purchase from Jacobs and LUK-Flats, all of their respective right, title and interest in the Shares) and Jacobs shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall purchase from Jacobs all of his right, title and interest in the option from LUK-Flats to acquire shares in PRAI held by

Jacobs and the option from LUK-Flats to acquire shares in LRAI held by Jacobs (collectively, the "Jacobs and LUK-Flats Shares");

                        (b) JAD and CMYD LLC shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from JAD and CMYD LLC, all of their respective right, title and interest in the Shares, other than their position as Beneficial Owner of the Remaining Shares owned by Joseph LLC and Karin LLC (the "DeFrancis Transferred Shares");

                        (c) Guida shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Guida, all of its right, title and interest in the LP Interest; and

                        (d) Joseph LLC and Karin LLC shall grant to Buyer, and Buyer shall purchase from Joseph LLC and Karin LLC, an option (collectively, the "Option") to purchase all of Joseph LLC's and Karin LLC's right, title and interest in the Shares (the "Remaining Shares"), and Buyer shall grant to Joseph LLC and Karin LLC an option to put the Remaining Shares to Buyer, pursuant to the terms and conditions of the Option Agreement.

Buyer will not make any election under Section 338 of the Code in connection with the sale and purchase of the Stock.

                   2.2 PURCHASE PRICE; PAYMENT OF PURCHASE PRICE. The aggregate amount payable by Buyer to Sellers for the Stock (including all principal amounts (but not including interest) payable to Joseph LLC and Karin LLC upon exercise of the Option in accordance with the terms and conditions of the Option Agreement) (the "Purchase Price") shall be One Hundred Fifteen Million Dollars ($115,000,000) LESS the Outstanding Loan Balance and less the outstanding principal balance of any other interest bearing debt of the Companies or the Subsidiaries from a bank or other financial institution as of the Closing Date (excluding finance leases, the Triple Crown Note, and amounts secured by the Loan Contract and Security Agreement by and between LRALP and John Deere Construction Equipment Company dated April 26, 2000). The Purchase Price shall be payable as follows:

                        (a) Within one (1) business day following the execution of this Agreement, Buyer shall deliver to Mercantile, as escrow agent, by wire transfer of immediately available funds, the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) as a deposit (the "Deposit") to be held pursuant to the terms of the Deposit Escrow Agreement. In the event of the Closing, the Deposit and any interest thereon (such interest being net of any fees or expenses of the Escrow Agent payable therefrom) shall be released to Sellers and applied to the Closing Date Cash Payment.

                        (b) At Closing, Buyer shall pay to Sellers (in the respective proportions or amounts set forth on SCHEDULE 2.2(b) hereof), by wire transfers of immediately available funds, the Closing Date Cash Payment.

                        (c) At Closing, Buyer shall deliver to (i) Joseph LLC an irrevocable bank letter of credit in the amount of $7,903,314 in accordance with the terms of the Option Agreement (the "Joseph LLC Letter of Credit") and (ii) Karin LLC an irrevocable bank letter of credit in the amount of $10,409,336 in accordance with the terms of the Option Agreement (the "Karin LLC Letter of Credit").

                        (d) At Closing, Buyer shall pay to Joseph LLC and Karin LLC, by wire transfer of immediately available funds, the Option Grant Payment.

                3.       CLOSING.

                   3.L TIME AND PLACE. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Venable, Baetjer and Howard, LLP, Suite 1800, Two Hopkins Plaza, Baltimore, Maryland 21201, within five (5) business days following the satisfaction or waiver of all conditions to Closing set forth in Sections 7 and 8 hereof, or on such other date and/or location as may be agreed by Buyer and Sellers (other than Guida) in writing. Subject to the provisions of Section 11.1, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

                   3.2 ITEMS TO BE DELIVERED BY SELLERS. At or prior to Closing, Sellers shall deliver (or cause to be delivered) the following items to Buyer:

                        (a) Certificates representing the Jacobs and LUK-Flats Shares and the DeFrancis Transferred Shares, duly endorsed for transfer to Buyer (or accompanied by duly executed stock powers) and certificates representing the Remaining Shares duly endorsed in blank shall be delivered to the Escrow Agent to be held in accordance with the terms of the Escrow Agreement;

                        (b) Such assignment documents as Buyer may reasonably request to evidence the transfer of the LP Interest by Guida to Buyer, and to evidence the release by Jack Kent Cooke Incorporated of the pledge of the Shares owned on the date hereof by LUK-Flats;

                        (c) The Employment Agreements executed by JAD and KMD and the Consulting and Non-Competition Agreement executed by Jacobs;

                        (d) The Option Agreement in the form attached hereto as EXHIBIT D executed by Joseph LLC, Karin LLC, JAD and KMD;

                        (e) The Escrow Agreement in the form attached to the Option Agreement executed by Joseph LLC and Karin LLC;

                        (f) The Stockholders' Agreement in the form attached hereto as EXHIBIT E executed by Joseph LLC, Karin LLC, JAD and KMD;

                        (g) Certified copies of the charter and bylaws, or comparable organizational documents, of the Companies and the Subsidiaries (excluding Southern Maryland Agricultural Association and SMAA II), including all amendments thereto;

                        (h) A Certificate of Good Standing (or its equivalent) issued with respect to each of the Companies and all Subsidiaries (excluding Southern Maryland Agricultural Association and SMAA II), by the jurisdiction of its organization, dated within fifteen (15) days prior to the Closing Date, and verification of such good standing dated within twenty-four (24) hours prior to the Closing Date;

                        (i) The originals of each of the Consents;

                        (j) Legal opinions of counsel to the Companies and counsel to the Sellers (other than Guida) in substantially the form attached hereto as EXHIBIT H;

                        (k) A certificate executed by each of JAD, KMD and Jacobs, a general partner of Guida on behalf of Guida, the manager of Joseph LLC, the manager of Karin LLC, the manager of CMYD LLC, and an officer of LUK-Flats, dated as of the Closing Date (the "Bring Down Certificate"), certifying, severally and not jointly, that, except (i) as disclosed in the Bring Down Certificate, and (ii) to the extent qualified by Knowledge, each of the representations and warranties made by such Seller in Section 4 hereof (solely with respect to such Seller's interest in the Stock with respect to representations and warranties that relate to such Stock and solely with respect to himself/herself/itself with respect to those representations and warranties that relate individually to a Seller) was accurate in all respects as of the date of this Agreement and is accurate as of the Closing Date, in accordance with the standard of Knowledge applicable to such Seller, and that such Seller has performed in all material respects all of his, her or its respective obligations and covenants set forth in this Agreement required to be performed on or prior to the Closing Date;

                        (l) The minute books, corporate seal, if any, and ownership records for LRAI since 1984 and for PRAI since 1986, and all other minute books, corporate seals and ownership records for the Companies and the Subsidiaries in Sellers' possession;

                        (m) All such other documents, agreements, certificates or materials referred to herein as then deliverable by Sellers or reasonably requested by Buyer to transfer, assign and convey good and marketable title to the Jacobs and LUK-Flats Shares, the DeFrancis Transferred Shares and the LP Interest to Buyer, and to consummate the other transactions contemplated hereby;

                        (n) Written resignations of all directors of LRAI, PRAI, the Jockey Club or any Subsidiary whom JAD chooses not to nominate as directors pursuant to the Stockholders' Agreement in his sole and absolute discretion;

                        (o) Amendments to the bylaws of PRAI, LRAI, the Jockey Club and any corporate Subsidiary as may be necessary to set the number of seats of the board of directors of each such entity at seven (7);

                        (p) The Keep Well Agreement executed by an appropriate officer of LUK-Flats and Baldwin Enterprises, Inc.;

                        (q) The Jacobs Letter executed by Jacobs;

                        (r) The Formation Agreement and the Guaranty Agreement executed by JAD, KMD, Jacobs, a general partner of Guida and an appropriate officer of LUK-Flats;

                        (s) The JKC Guaranty Agreement executed by each of JAD, KMD, Jacobs and LUK-Flats;

                        (t) Written resignation of Jacobs from the management committee of Triple Crown Productions, LLC and from any other organization on which he serves on behalf of the Companies or the Subsidiaries;

                        (u) An agreement terminating the Buy/Sell Agreement; and

                        (v) The Joseph LLC/Karin LLC Option Agreement executed by the manager of Joseph LLC and the manager of Karin LLC.

                        3.3 ITEMS TO BE DELIVERED BY BUYER. At or prior to Closing, Buyer shall deliver (or cause to be delivered) the following items to
Sellers:

                        (a) The Closing Date Cash Payment (which includes the Deposit and any interest earned thereon (such interest being net of any fees or expenses of the Escrow Agent payable therefrom)) and the Option Grant Payment;

                        (b) The Employment Agreements and the Consulting and Non-Competition Agreement executed by an appropriate officer of Buyer, LRAI, PRAI and LRALP;

                        (c) The Stockholders' Agreement executed by an appropriate officer of Buyer, LRAI and PRAI;

                        (d) The Option Agreement executed by an appropriate officer of Buyer;

                        (e) The Joseph LLC Letter of Credit and the Karin LLC Letter of Credit;

                        (f) The Escrow Agreement executed by an appropriate officer of Buyer;

                        (g) The Keep Well Agreement executed by an appropriate officer of Buyer;

                        (h) A Certificate of Good Standing issued with respect to Buyer and Maryland Racing, Inc. by the State of Delaware, dated within fifteen (15) days prior to the Closing Date, and verification of such good standing within twenty-four (24) hours prior to the Closing Date;

                        (i) An officer's certificate of Buyer, dated as of the Closing Date, certifying that the representations and warranties set forth in
Section 5 hereof were accurate in all respects as of the date of this Agreement and are accurate as of the Closing Date, and that Buyer has performed in all material respects all of its respective obligations and covenants set forth in this Agreement required to be performed on or prior to the Closing Date;

                        (j) An officer's certificate of Buyer, stating that except as disclosed in writing by Buyer to Seller, Buyer has no Knowledge that any of the representations and warranties of Sellers in this Agreement are inaccurate or that Sellers are in breach of any covenants or agreements contained herein;

                        (k) A legal opinion of counsel to the Buyer in substantially the form attached hereto as EXHIBIT J;

                        (l) The Formation Agreement executed by an appropriate officer of each of LRAI, PRAI, the Jockey Club and LRALP;

                        (m) The Guaranty Agreement executed by an appropriate officer of Buyer, LRAI, PRAI, the Jockey Club and LRALP;

                        (n) The MEC Guaranty Agreement executed by an appropriate officer of Buyer;

                        (o) The Company Guaranty Agreement executed by an appropriate officer of LRAI, PRAI, LRALP and the Jockey Club;

                        (p) The IDOTs executed by an appropriate officer of LRALP and the Jockey Club;

                        (q) An acknowledgement by Mercantile of the complete payoff of the Loan by Buyer or a consent from Mercantile to the sale of the Stock to Buyer;

                        (r) The Joseph LLC/Karin LLC Option Agreement executed by an appropriate officer of Buyer; and

                        (s) All such other documents, agreements, certificates or materials reasonably requested by Sellers to consummate the transactions contemplated hereby.

               4.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

                        (i) Each of Joseph, Karin and Jacobs, solely with respect to his/her/its own Shares with respect to those representations and warranties that relate to such Shares, and solely with respect to himself/herself/itself with respect to those representations and warranties that relate individually to a Seller and in accordance with the standard of Knowledge applicable to him/her/it, to the extent any such representations or warranties contain any Knowledge qualifications therein, and subject to the limitations set forth in Section 4.22 and Section 11.11, hereby severally, and not jointly with any other Seller, represents and warrants to Buyer, as of the date hereof and as of the Closing Date, (ii) LUK-Flats, solely with respect to its Shares with respect to those representations and warranties that relate to such Shares, and solely with respect to itself with respect to those representations and warranties that relate individually to a Seller and in accordance with the standard of Knowledge applicable to it (except with respect to the first sentence in Section 4.1(c) and Section 4.2 which representations are made by LUK-Flats, severally and not jointly with any other Seller, without qualification as to any standard of Knowledge), and subject to the limitations set forth in Section 4.22 and Section 11.11, hereby severally, and not jointly with any other Seller, represents and warrants to Buyer solely with respect to Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, 4.10(a), 4.10(b), 4.18 and 4.19 and
to no other representations or warranties, as of the date hereof and as of the Closing Date, and (iii) Guida, solely with respect to itself with respect to those representations and warranties that relate individually to a Seller, and subject to the limitations set forth in Section 4.22 and Section 11.11, hereby severally, and not jointly with any other Seller, represents and warrants to Buyer, solely with respect to

Sections 4.1(d) and 4.2(b) and to no other representations or warranties, as of the date hereof and as of the Closing Date, that:

               4.1      ORGANIZATION AND CAPITALIZATION.

                        (a) Each of the Companies is duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all the requisite power and authority to own, lease and operate its properties and to carry on its respective Business as currently conducted. Each of the Companies is duly qualified to do business, is validly licensed and is in good standing in each jurisdiction in which such company conducts the Business or where the conduct of the Business requires it to be so qualified and/or licensed except where the failure to be qualified and/or licensed would not have a Material Adverse Effect. Each jurisdiction where the Companies are qualified and/or licensed to do business is listed on SCHEDULE 4.1 hereof.

                        (b) SCHEDULE 4.1 contains a complete and accurate list of each of the Subsidiaries of LRAI, PRAI and LRALP, showing its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business (if any), its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests, and the current ownership of such shares, partnership interests, or similar ownership interests. Each Subsidiary is a corporation or other business organization duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each jurisdiction in which such Subsidiary conducts its business or where the conduct of its business requires it to be so qualified and/or licensed, except where the failure to be so qualified and/or licensed would not have a Material Adverse Effect. Each Subsidiary has the full power and authority to conduct its business as it is now being conducted. All of the outstanding shares of capital stock or ownership interests of each such Subsidiary have been duly paid and are nonassessable, and are owned of record and beneficially, by the entities specified on SCHEDULE 4.1. Except as set forth on SCHEDULE 4.1, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Companies own, of record or beneficially, any direct or indirect equity or other interest or any ownership right (contingent or otherwise) to acquire the same.

                        (c) Except as set forth on SCHEDULE 4.1, each of Joseph, Karin and Jacobs is (or will be) the sole Beneficial Owner and sole owner of record, of the Shares listed next to such Seller's name on SCHEDULE 1 (as of the times indicated thereon), free and clear of any and all Liens, and except as set forth on SCHEDULE 4.1, LUK-Flats is (or will be) the sole Beneficial Owner and sole owner of record of the Shares listed next to LUK-Flats' name on SCHEDULE 1 (as of the times indicated thereon), free and clear of any and all Liens. The Shares constitute all of the issued and outstanding shares of capital stock of PRAI and LRAI as of the times indicated thereon. LRAI is the sole Beneficial Owner and sole owner of record of the general partner interest in LRALP (the "GP Interest"), free and clear of any and all Liens.

                        (d) Guida is the sole owner of record of the LP Interest, free and clear of any and all Liens. The full name and the last known address of each of the Beneficial Owners of the LP Interest are listed on
SCHEDULE 4.1.

                        (e) The authorized capital stock of LRAI consists of Ten Thousand (10,000) shares of Class A common stock, $.10 par value per share, and Ten Thousand (10,000) shares of Class B common stock, $.10 par value per share. The authorized capital stock of PRAI consists of Ten Thousand (10,000) shares of Class A common stock, $.10 par value per share, and Ten Thousand (10,000) shares of Class B common stock, $.10 par value per share. Except as set forth on
SCHEDULE 4.1 hereof, all of the issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. None of the issued and outstanding Shares was issued in violation of any legal requirement, preemptive or preferential rights or similar claims. Except as set forth in
SCHEDULE 4.1, there are no outstanding or authorized subscriptions, warrants, options, conversion rights, exchange rights or other commitments obligating such Seller or LRAI or PRAI, as the case may be, to issue, transfer, sell, convert or otherwise dispose of any Shares or any other equity or debt securities. None of the issued and outstanding shares of capital stock or ownership interests in any of the Subsidiaries was issued in violation of any legal requirement, any preemptive or preferential rights or similar claims. There are no outstanding or authorized subscriptions, warrants, options, conversion rights, exchange rights or other commitments obligating any stockholder of such Subsidiary or such Subsidiary to issue, transfer, sell, convert or otherwise dispose of any shares of capital stock or ownership interest or other equity or debt securities.

                        (f) The authorized ownership interests in LRALP consist solely of the GP Interest and the LP Interest. All of the issued and outstanding ownership interests in LRALP are duly authorized, validly issued, fully paid and non-assessable. None of the issued and outstanding ownership interests in LRALP was issued in violation of any legal requirement, preemptive or preferential rights or similar claims. There are no outstanding or authorized subscriptions, warrants, options, conversion rights, exchange rights or other commitments obligating such Seller or LRALP, LRAI or PRAI, as the case may be, to issue, transfer, sell, convert or otherwise dispose of any general partner interest, LP Interest or any other equity or debt securities of LRALP.

                        (g) The full names and titles of the officers and directors of each of the Companies and Subsidiaries (other than Southern Maryland Agricultural Association and SMAA II) are set forth on SCHEDULE 4.1 hereof. True and complete copies of the organizational documents of each of the Companies are attached hereto as EXHIBIT I. All records of stockholders and board of directors actions of each Company are contained in the minute book of each such Company, true and complete copies of which relating to the past five
(5) years have been furnished to Buyer.

                 4.2    ORGANIZATION; AUTHORIZATION; ENFORCEABILITY.

                        (a) LUK-Flats is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into and comply with its obligations under this Agreement and the other Transaction Documents to which it is a party. Joseph LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to enter into and comply with its obligations under this Agreement and the other Transaction Documents to which it is a party. Karin LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to enter into and comply with its obligations under this Agreement and the other Transaction Documents to which it is a party. CMYD LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to enter into and comply with its obligations under this Agreement and the other Transaction Documents to which it is a party.

                        (b) The execution, delivery and performance by each Seller of this Agreement and all of the other Transaction Documents to which such Seller is a party are within the power of such Seller and have been duly and validly authorized by such Seller, and no other proceedings on the part of such Seller are necessary to authorize this Agreement, the other Transaction Documents to which such Seller is a party, or the transactions contemplated hereby and thereby. This Agreement is, and the other Transaction Documents will be, when executed and delivered by a Seller, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court's equitable powers.

                   4.3 NO VIOLATION OR CONFLICT. Except as set forth on
SCHEDULE 4.3 hereof, the execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party do not and will not directly or indirectly (with or without notice or lapse of time) (i) conflict with or violate any of the provisions of the organizational documents, if any, of the Companies or the Sellers, or (ii) conflict with, violate or result in a breach of the terms, conditions or provisions of, constitute a default under, or give to any other Person any right of termination or acceleration under, any law, order, rule, ordinance, regulation, judgment, injunction, order, decree, Material Contract, license, permit, authorization or other agreement or instrument to which the Companies or such Seller is a party, or by which the Companies or such Seller is bound, in the case of the Companies, that would result in a Material Adverse Effect, and in the case of the Sellers, that would result in a material adverse effect on such Seller or its ability to consummate the transactions contemplated hereby, or (iii) result in, or require the creation or imposition of, any Lien, other than a

Permitted Lien, upon or with respect to the Stock, or any of the property or assets of the Companies.

                   4.4 CONSENTS. Except as set forth on SCHEDULE 4.4 hereof, and except for (i) the approval of the Maryland Racing Commission pursuant to ss.ss.11-316 and 11-317 of the Business Regulation Article of the Annotated Code of Maryland, (ii) the filing of an HSR Act Report with the Pre-Merger Notification Office of the Federal Trade Commission and with the Antitrust Division of the Department of Justice pursuant to the HSR Act, and (iii) the approval of the Virginia Racing Commission, no notice to, filing with, or consent or approval of, or any other action by, any Person is necessary in connection with the execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which any Seller is a party, other than any such notices, filings, consents or approvals which if not obtained would not have a Material Adverse Effect.

                   4.5 FINANCIAL INFORMATION. Sellers have delivered to Buyer complete copies of the Financial Statements. Except as set forth on SCHEDULE 4.5 hereof, the Financial Statements, taken as a whole, including in each case the notes thereto, (a) were prepared in accordance with GAAP except as otherwise noted therein; and (b) present fairly and accurately the financial condition and the results of operations of the Companies and the Subsidiaries, taken as a whole, for the periods stated to be covered by such Financial Statements, subject in the case of any interim financial statements or Unaudited Statements, to normal recurring year-end adjustments and the absence of footnotes.

                   4.6  TITLE.

                        (a) SCHEDULE 4.6 accurately identifies, by legal description, or other identifying information, all material real and personal property owned or leased by the Companies and the Subsidiaries. Sellers have delivered or made available to Buyer copies of all deeds (as recorded) in the possession of Sellers or the Companies relating to such real property.

                        (b) Each of the Companies has good, valid and marketable title to all properties and assets reflected on the Companies' balance sheet included in the most recent Audited Statements and Unaudited Statements and on
SCHEDULE 4.6, free and clear of any and all Liens, except (a) Permitted Liens, and (b) (i) minor imperfections of title, if any, that do not materially impair the use of the real property subject thereto for its current purposes, and (ii) zoning laws and other land use restrictions that do not materially impair the use of the property subject thereto for its current purposes.

                   4.7 MATERIAL CONTRACTS. SCHEDULE 4.7 contains a list of contracts including all Material Contracts which are identified by an asterisk thereon. The Companies have made available to Buyer true and complete copies of all Material

Contracts. To Sellers' Knowledge, all Material Contracts are currently in full force and effect and are unmodified, and there are no defaults under the Material Contracts which, in the aggregate, would have a Material Adverse Effect. Except as set forth on SCHEDULE 4.7 hereof, (i) each Material Contract was entered into at arm's length in the ordinary course of the Business; (ii) the Companies and Subsidiaries have not received any prepayments for more than ninety (90) days with regard to any Material Contract other than in the ordinary course of the Business; (iii) the Companies or Subsidiaries are entitled to request full payment under each Material Contract for the Companies' or Subsidiaries' performance or delivery of products or services thereunder; (iv) to Sellers' Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Company or Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contracts which, in the aggregate, would have a Material Adverse Effect; (v) to Sellers' Knowledge, neither the Companies nor any Subsidiary has given to or received from any other Person, at any time since January 1, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential termination, violation or breach of, or default under, any Material Contracts which, in the aggregate, would have a Material Adverse Effect; and (vi) to Sellers' Knowledge, there are no renegotiations of, or outstanding rights to renegotiate any material amounts paid or payable to any of the Companies or any Subsidiary, under the Material Contracts, with any Person, and no such Person has made written demand for such renegotiation. Notwithstanding the foregoing or anything contained herein to the contrary, the Companies make no representations or warranties regarding the enforceability, validity, or status of any agreement or contract between any of the Companies and ODS, except that the Companies have made available to Buyer all such agreements and contracts, material correspondence and documents concerning any such agreement or contract and such agreements, contracts, correspondence and documents are set forth on SCHEDULE 4.7(a).

                   4.8 UNDISCLOSED LIABILITIES. Except as disclosed on SCHEDULE
4.8 hereof and except for liabilities and obligations incurred after the date of the Unaudited Statements in the ordinary course of the Business, the Companies and the Subsidiaries do not have any liabilities or obligations, whether absolute, accrued, contingent or otherwise which are not reflected, reserved against or otherwise disclosed in the most recent Audited Statements and Unaudited Statements which individually, or in the aggregate, would have a Material Adverse Effect.

                   4.9 INTELLECTUAL PROPERTY RIGHTS. To Sellers' Knowledge,
SCHEDULE 4.9 hereof contains an accurate and complete description of all of the Intellectual Property Rights of the Companies and Subsidiaries. Except as set forth on SCHEDULE 4.9, the Companies and Subsidiaries own or have the right and authority to use the Intellectual Property Rights in connection with the conduct of the Business in the manner presently conducted, and to Sellers' Knowledge such use does not conflict with, infringe upon or violate any trademark, tradename, copyright, patent or patent rights, trade secret rights or any other intellectual property rights of any other Person. Except as set forth on SCHEDULE 4.9, none of the Companies nor any Subsidiary has been a party to any Action within the last five (5) years concerning the ownership, use, validity or infringement of the Intellectual Property Rights.

                   4.10 ABSENCE OF CERTAIN CHANGES. Except as set forth on
SCHEDULE 4.10 hereof, the Companies have conducted the Business only in the ordinary course and have not:

                        (a) since the date of the Unaudited Statements, amended the organizational documents of any of the Companies or Subsidiaries;

                        (b) since the date of the Unaudited Statements, suffered any damage to or destruction or loss of any asset or property of any of the Companies or Subsidiaries, not covered by insurance or in excess of insured limits, that would have a Material Adverse Effect in the aggregate;

                        (c) since the date of the Unaudited Statements, forgiven or canceled debts of substantial value or waived any claims or rights of substantial value, except in the ordinary course of the Business;

                        (d) since the date of the most recent Audited Statements, made any change in its accounting principles, methods or practices, except in the ordinary course of the Business or which would not have a Material Adverse Effect in the aggregate;

                        (e) since the date of the most recent Audited Statements, (i) made any change in the terms of any employment agreement or compensatory arrangement, or any bonus, pension, insurance or other employee benefit plan, or any payment or benefit made to or for any employee, except in the ordinary course of the Business or which would not have a Material Adverse Effect in the aggregate, or (ii) made any payments to any party, including without limitation, any employee, consultant, agent or Related Person, outside the ordinary course of the Business;

                        (f) since the date of the most recent Audited Statements, made capital or operating expenditures in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, which were not contemplated by the 2001 or 2002 capital or operating budgets of the Companies and have not entered into any long-term leases or other agreements involving real estate or capital equipment;

                        (g) since the date of the most recent Audited Statements, granted any option or convertible security or registration rights in respect of any equity interests or securities; issued, purchased, redeemed, retired or otherwise acquired any equity interests or securities, issued or declared or paid any dividends or other distributions or payments in respect of its equity interests or securities;

                        (h) since the date of the most recent Audited Statements, sold, leased, or otherwise disposed of any material asset or property of the Companies or Subsidiaries, except in the ordinary course of the Business, or mortgaged, pledged or had any Lien imposed (other than Permitted Liens) on any material asset or property owned or leased by the Companies or the Subsidiaries;

                        (i) since the date of the most recent Audited Statements, (i) made any payment on any long term indebtedness, except (A) as required by the terms of such long term indebtedness, or (B) as a result of the application of Excess Funds with respect to, and as defined in, the Confirmation and Amendment to Loan Agreements or (ii) made any payments on the Revolving Credit Agreement except (A) as required by the terms of the Revolving Credit Agreement or (B) in the ordinary course of Business; or

                        (j) agreed to do any of the foregoing (i) with respect to subsections (a)-(c) hereof, since the date of the Unaudited Statements, or
(ii) with respect to subsections (d)-(i) hereof, since the date of the most recent Audited Statements.

                  4.11  COMPLIANCE WITH LAWS.

                        (a) Except as set forth on SCHEDULE 4.11, to Sellers' Knowledge the Companies and Subsidiaries are in compliance in all respects in their operation of the Business with all applicable laws, regulations, ordinances, orders, writs, decrees, licenses, permits, approvals and judgments of any court, arbitrator, or governmental or regulatory body, except where such non-compliance would not, in the aggregate, have a Material Adverse Effect.

                        (b) Except as set forth on SCHEDULE 4.11, to Sellers' Knowledge, neither the Companies nor the Subsidiaries has received any oral or written notices from any such authorities of any violation or non-compliance, or any potential violation or non-compliance, with any such laws, regulations, ordinances, orders, writs, decrees, licenses, permits, approvals or judgments, that would in the aggregate have a Material Adverse Effect.

                   4.12 LITIGATION AND CLAIMS. Except as set forth on SCHEDULE 4.12, there are no Actions now pending that the Companies or the Subsidiaries have received written notice of or, to Sellers' Knowledge, threatened by or against any of the Companies or Subsidiaries, or their respective properties or assets, or that otherwise relate to or may affect the Business, which if determined adversely would have a Material Adverse Effect individually or in the aggregate, or that challenge, or that may have the effect of preventing or making illegal any of the transactions contemplated hereby. The Companies have delivered to, or made available for inspection by, Buyer copies of all pleadings, correspondence and other documents relating to each scheduled Action to the extent within the Companies' possession and not violative of any attorney-client privilege. As of the date hereof, there is no pending claim, action, suit, arbitration, inquiry or proceeding between the Companies or Sellers and ODS or any of its Affiliates, or relating to the business of ODS or its Affiliates.

                   4.13 TAXES. Except as set forth on SCHEDULE 4.13 (i) the Companies and Subsidiaries have duly prepared and filed all Pre-Closing Date Tax Returns, within the time or extended time required or permitted, and have timely paid when due all Taxes shown on such returns; (ii) all Pre-Closing Date Tax Returns were accurate and complete in all material respects as filed and/or amended, and were prepared in all material respects in accordance with all applicable government regulations; (iii) all Taxes of the Companies and Subsidiaries through the date of the Unaudited Statements have been or will be paid in full by the Companies and Subsidiaries or accrued or provided for in the Unaudited Statements; (iv) except to the extent so paid, or accrued or provided for in the Unaudited Statements, and except for Tax obligations arising in the ordinary course of the Business from and after the date of the Unaudited Statements through and including the Closing Date, the Companies and Subsidiaries do not have any liability for Taxes in excess of the amount so paid or accrued or provided for in the Unaudited Statements, and no deficiencies for any Tax has been asserted or assessed against the Companies and Subsidiaries and
(v) the Companies and Subsidiaries are not a party to any pending or, to Sellers' Knowledge, threatened, administrative or judicial action or proceeding by any governmental authority for the assessment or collection of Taxes, and no amounts are owed or will be owed by the Companies and Subsidiaries with respect to any audits or reviews by any governmental authority of any Pre-Closing Date Tax Returns. The fiscal year end in 2001 for each of the Companies and each of the Subsidiaries was December 31, 2001.

                   4.14 EMPLOYEE AND LABOR RELATIONS MATTERS. SCHEDULE 4.14 contains a complete list of all written employment and employee proprietary rights contracts, collective bargaining agreements and labor contracts, stock purchase, stock option, bonus, profit sharing and similar plans or agreements to which the Companies or Subsidiaries are a party. Except as set forth on SCHEDULE 4.14, there is not presently pending or existing, with respect to which the Companies or Subsidiaries have received written notice, (a) any unfair labor practice complaints or grievances against the Companies or Subsidiaries before the National Labor Relations Board, or strike, lockout, dispute, slow-down or work stoppage against or involving the Companies or Subsidiaries; (b) any union organization or certification campaign in progress against the Companies or Subsidiaries; or (c) to Sellers' Knowledge, any charges, audits, investigations, grievances, or complaint proceedings against the Companies or Subsidiaries before the Equal Employment Opportunity Commission, any workmen's compensation board, or any federal, state or local agency responsible for the prevention of unlawful employment practices. Except as set forth on SCHEDULE 4.14 and to Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or any other labor dispute.

                   4.15 EMPLOYEE BENEFIT PLANS.

                        (a) PLANS.

                            The Companies have made available to Buyer true and
complete copies of all documents, including summary plan descriptions or summary descriptions of items not in writing, insurance contracts and servicing agreements, relating to each of the following to which a Company is a party or with respect to which it is or will be required to make any payment or could have any material liability:

                            (1) any deferred compensation, pension,
profit-sharing, savings, retirement income, stock purchase, stock option, stock appreciation right, bonus, severance, consulting, retainer, welfare or incentive plan, agreement, arrangement or practice;

                            (2) any other "employee benefit plan" as defined in
Section 3(3) of ERISA; and

                            (3) any other plan, agreement or arrangement
providing for benefits or perquisites to employees, officers, directors or agents, including but not limited to benefits related to automobiles, clubs, vacations, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance.

                            All of such plans, agreements, arrangements or
practices described in this Section 4.15(a) are hereinafter referred to individually as a "Plan" and collectively as the "Plans" and are listed on
SCHEDULE 4.15.

                        (b) EMPLOYEE BENEFITS COMPLIANCE.

                            (1) Each Plan complies in all material respects and
has been administered in all material respects with the provisions of ERISA, the Code, and other laws applicable to the Plans, except where such noncompliance may be corrected without substantial cost or liability. The Companies have performed all of their material obligations under the Plans, including but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. There are no actions or claims pending, or to Sellers' Knowledge threatened, against such Plans or any of their assets, or arising out of such Plans which could have a Material Adverse Effect, other than routine claims for benefits and, to Sellers' Knowledge, no facts exist which could give rise to such actions or claims that would have a Material Adverse Effect on the Plans or the Companies.

                            (2) The Companies have made available to Buyer a
copy of the Forms 5500 (annual reports) filed in the most recent three (3) plan years for each Plan.

                            (3) With respect to each Plan listed on SCHEDULE
4.15 that is intended to constitute a "qualified plan" under Code Section 401(a) (each such plan, other than a "Multiemployer Plan" as defined in Section 4001(a)(3) of ERISA, being hereinafter referred to as a "Pension Plan"): (i) the Companies have made available to Buyer copies of the most recent favorable determination letter that has been issued by the IRS with respect to such Pension Plan; (ii) no Pension Plan is subject to Code Section 412 or Title IV of ERISA; and (iii) except for defects that may be corrected without substantial cost or liability, each Pension Plan is qualified in form and operation under Code Section 401(a), and each trust for each such Pension Plan is exempt from federal income tax under Code Section 501(a). To Sellers' Knowledge, except for defects that may be corrected without substantial cost or liability, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Pension Plan or trust.

                            (4) Payments have been made of all amounts that are
required to be contributed to the Plans. With respect to a Plan, if any, that is unfunded, the Companies have adequately provided for, and the most recent Audited Statements and the Unaudited Statements accurately reflect (in accordance with GAAP), the amount of all accrued benefits and obligations under such Plan.

                            (5) Except as provided under a Pension Plan or
Multiemployer Plan, the Companies do not have any obligation to maintain any medical, death or other benefits for its employees after they retire, except to the extent required under the group health plan continuation requirements of
Section 601 of ERISA and 4980B of the Code.

                            (6) The consummation of the transactions
contemplated by this Agreement will not result directly in any special payment, vesting or acceleration of any benefit under any Plan or result in the payment to any employee, director or other "disqualified individual" (as defined in Section 280G(c) of the Code and the regulations prepared thereunder in 1989 and
2002) of the Companies or Subsidiaries of any amount that would be an "excess parachute payment" under Section 280G(b)(1) of the Code and the regulations prepared thereunder in 1989 and 2002.

                            (7) To Sellers' Knowledge, no statement, either
written or oral, has been made by a Company to any Person with regard to any Plan that was not in accordance with the Plan and that could have a Material Adverse Effect.

                            (8) To Sellers' Knowledge, no transaction prohibited
by ERISAss. 406 and no "prohibited transaction" under Code ss. 4975(c) has occurred with respect to any Plan for which a Company would have any liability.

                            (9) Except for early termination charges that may be
imposed under an insurance contract relating to a health, dental or disability Plan, each Plan, other than a Pension Plan, Multiemployer Plan, or the plans described in a collective bargaining agreement, may be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

                            (10) No Company maintains a voluntary employees'
beneficiary association under Section 501(c)(9) of the Code.

                            (11) Within the four (4) years preceding the date of
this Agreement, except as relating to a Plan set forth on SCHEDULE 4.15, no Company has contributed to or otherwise had an obligation to contribute to, or otherwise participate in or have any liability with respect to, any Multiemployer Plan.

                            (12) No Company nor, to Sellers' Knowledge, any
other Person who, together with a Company, would be treated as a single employer under Code Section 414 (an "ERISA Affiliate") of a Company has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of this Agreement. To Sellers' Knowledge, no event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any liability of a Company to a Multiemployer Plan.

                            (13) Neither a Company nor, to Sellers' Knowledge,
any ERISA Affiliate of a Company, has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                            (14) No Multiemployer Plan to which a Company or, to
Sellers' Knowledge, any ERISA Affiliate of a Company, contributes or has contributed, is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the Pension Benefit Guaranty Corporation, or any successor thereto.

                   4.16 LICENSES AND PERMITS. SCHEDULE 4.16 hereof contains a complete and accurate list of all material orders issued to the Companies and the Subsidiaries by a governmental agency and all material licenses and permits obtained by the Companies and the Subsidiaries from any governmental agency in connection with its corporate existence, the conduct of the Business, or the ownership of its property and assets. All such licenses and permits are in full force and effect except to the extent that a termination or expiration thereof would not result in a Material Adverse Effect on an aggregate basis.

                   4.17 INSURANCE. SCHEDULE 4.17 hereof sets forth a complete and accurate list of all insurance policies of the Companies and the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers' compensation coverage and bond and surety arrangements) maintained by the Companies and the Subsidiaries:

                        (a) the name of the insurer and the name of each insured party;

                        (b) the policy number and the period of coverage; and

                        (c) a description of the type and the amount of coverage.

                  The Companies have delivered to Buyer true and correct copies of each policy listed on SCHEDULE 4.17. Except as otherwise indicated on
SCHEDULE 4.17, each such policy is currently in full force and effect, all premiums due and payable with respect thereto have been paid in full by the Companies, and to Sellers' Knowledge the Companies are not in breach or default under the terms of any such policy. Sellers make no representation regarding the continuing availability of any of the types of insurance described in SCHEDULE
4.17 or the future premium cost (including any premium increases) related to the types of insurance listed on SCHEDULE 4.17.

                   4.18 ENVIRONMENTAL MATTERS.

                        (a) Except as set forth on SCHEDULE 4.18 or in any environmental report, audit or similar study referenced on SCHEDULE 4.18, or undertaken at the request of Buyer, an Affiliate of Buyer, or their respective representatives, or except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) to Seller's Knowledge, the Companies and the Subsidiaries are in compliance with all applicable environmental laws, regulations, ordinances, orders, writs, decrees and judgments and have obtained and are in compliance with all required environmental permits and approvals,
(ii) there are no environmental Actions pending or, to Sellers' Knowledge, threatened, against any of the Companies or the Subsidiaries, (iii) to Sellers' Knowledge, no Hazardous Materials have been released into the environment by any of the Companies or the Subsidiaries or any other Person on any of the real property being acquired as part of the transaction hereunder while such real property was owned or leased by the Companies or the Subsidiaries, except for de minimis amounts in the ordinary conduct of the Business or except as permitted under applicable environmental laws, regulations, ordinances, orders, writs, decrees and judgments of any court, arbitrator, or governmental or regulatory body, and as would not require investigation or remediation as of the date of this Agreement, and (iv) the Companies have provided the Buyer with copies of any and all written notifications, assessments or reports regarding environmental compliance in the Sellers' or Companies' possession, that relate to the Business or the real property being acquired as part of the transaction hereunder.

                        (b) The Buyer acknowledges that (i) the representations and warranties contained in this Section 4.18 are the only representations and warranties being made with respect to compliance with or liability under environmental laws, regulations, ordinances, orders, writs, decrees and judgments of any court, arbitrator, or governmental or regulatory body, or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Business or to this Agreement or its subject matter, and (ii) no other representation contained in this Agreement, including but not limited to, Sections 4.5, 4.8 or 4.11 shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

                   4.19 BROKER. Except as set forth on SCHEDULE 4.19, Sellers have not made any agreement with any Person or taken any action that would cause any Person to become entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated hereby.

                   4.20 CERTAIN PAYMENTS. Except as set forth on SCHEDULE 4.20, to Sellers' Knowledge no Company or Subsidiary, nor any director or officer of any Company or Subsidiary, or any other Person duly authorized to act for or on behalf of any Company or Subsidiary, has directly or indirectly, in violation of any legal requirement (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Company or Subsidiary, or any Affiliate thereof, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Companies and the Subsidiaries.

                   4.21 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth on SCHEDULE 4.21, and except as may arise or result from any Transaction Document, since July 15, 1999, neither Sellers nor, to Sellers' Knowledge, any Related Person of any Seller (a) has or has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business; (b) is, or has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had material business dealings or a material financial interest in any transaction with the Companies or Subsidiaries, or (ii) engaged in competition with the Companies or Subsidiaries with respect to any line of the products or services of the Companies or Subsidiaries in any market presently served by the Companies or Subsidiaries; or (c) is a party to any contract with, or has any claim or right against, the Companies or Subsidiaries.

                   4.22 EXPRESS LIMITATION ON REPRESENTATIONS AND WARRANTIES OF SELLERS. All of the representations and warranties of Sellers are expressly subject to the following limitation and disclaimer:

                   BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS SPECIFICALLY SET FORTH (i) IN THIS SECTION 4, (ii) BY BALDWIN ENTERPRISES, INC. AND LUK-FLATS IN THE KEEP WELL AGREEMENT, (iii) BY JOSEPH LLC AND KARIN LLC IN THE OPTION AGREEMENT AND (iv) BY THE SELLERS (OTHER THAN JOSEPH LLC, CMYD LLC AND KARIN LLC) IN SECTION 2 OF THE FORMATION AGREEMENT, NONE OF THE SELLERS, NOR ANY EMPLOYEE, MEMBER, DIRECTOR, AGENT, ATTORNEY OR REPRESENTATIVE OF ANY SHAREHOLDER OR PARTNER OF THE COMPANIES OR THE SUBSIDIARIES, NOR THE COMPANIES OR THE SUBSIDIARIES, HAS MADE ANY REPRESENTATION WHATSOEVER REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES AS TO THE OPERATION OF THE BUSINESS OR THE PHYSICAL NATURE OR CONDITION OF THE REAL PROPERTY AND IMPROVEMENTS THEREON, OR THE MACHINERY AND EQUIPMENT USED IN THE BUSINESS, OR THE CAPABILITIES THEREOF. BUYER, IN EXECUTING, PERFORMING AND DELIVERING THIS AGREEMENT, DOES NOT RELY UPON ANY STATEMENT AND/OR INFORMATION TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, BY ANY PERSON, EXCEPT THOSE EXPRESSLY CONTAINED HEREIN OR IN ANY AGREEMENTS EXECUTED PURSUANT HERETO. EXCEPT FOR EACH SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES BY BALDWIN ENTERPRISES, INC. AND LUK-FLATS IN THE KEEP WELL AGREEMENT, THE REPRESENTATIONS AND WARRANTIES OF EACH OF THE SELLERS (OTHER THAN JOSEPH LLC, CMYD LLC AND KARIN LLC) IN THE FORMATION AGREEMENT, AND THE REPRESENTATIONS AND WARRANTIES BY JOSEPH LLC AND KARIN LLC IN THE OPTION AGREEMENT, BUYER IS RELYING SOLELY UPON ITS OWN DUE DILIGENCE INVESTIGATION OF THE COMPANIES AND THE SUBSIDIARIES, THEIR ASSETS AND THE BUSINESS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BY BALDWIN ENTERPRISES, INC. AND LUK-FLATS IN THE KEEP WELL AGREEMENT, BY JOSEPH LLC AND KARIN LLC IN THE OPTION AGREEMENT AND BY THE SELLERS (OTHER THAN JOSEPH LLC, CMYD LLC AND KARIN LLC) IN THE FORMATION AGREEMENT, BUYER AGREES TO TAKE THE LP

         INTEREST, THE JACOBS AND THE LUK-FLATS SHARES AND THE DEFRANCIS TRANSFERRED SHARES, AND ACCEPTS ALL OF THE REAL PROPERTY AND OTHER ASSETS OF THE COMPANIES AND THE SUBSIDIARIES, "AS IS," AND "WHERE IS," AS OF THE CLOSING DATE. IN ADDITION, BUYER ACKNOWLEDGES AND AGREES THAT IT HAS HAD THE OPPORTUNITY TO INVESTIGATE ALL PHYSICAL AND FINANCIAL ASPECTS OF THE COMPANIES AND THE SUBSIDIARIES AND THEIR ASSETS AND TO PERFORM ALL INSPECTIONS AND INVESTIGATIONS OF THE COMPANIES AND THE SUBSIDIARIES AND THEIR ASSETS WHICH THE BUYER DEEMS NECESSARY OR DESIRABLE TO PROTECT ITS INTERESTS IN ACQUIRING THE STOCK, INCLUDING WITHOUT LIMITATION, ALL LICENSES AND OTHER PERMITS RELATED TO THE OPERATION OF THE BUSINESS, BUILDING PERMITS, CERTIFICATES OF OCCUPANCY, ENVIRONMENTAL AUDITS AND ASSESSMENTS, SURVEYS, INVESTIGATION OF LAND USE, ZONING AND DEVELOPMENT RIGHTS, AND THE CONDITION OF ALL REAL PROPERTY AND ALL IMPROVEMENTS THEREON (INCLUDING WITHOUT LIMITATION, COMPLIANCE WITH ENVIRONMENTAL LAWS AND THE EXISTENCE OF HAZARDOUS MATERIALS IN, ON OR UNDER ANY OF THE REAL PROPERTY BEING ACQUIRED AS PART OF THE TRANSACTION HEREUNDER). EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BY BALDWIN ENTERPRISES, INC. AND LUK-FLATS IN THE KEEP WELL AGREEMENT, BY JOSEPH LLC AND KARIN LLC IN THE OPTION AGREEMENT AND BY THE SELLERS (OTHER THAN JOSEPH LLC, CMYD LLC AND KARIN LLC) IN THE FORMATION AGREEMENT, BUYER HEREBY WAIVES, AND SELLERS HEREBY DISCLAIM, ALL WARRANTIES OF ANY TYPE OR KIND WHATSOEVER WITH RESPECT TO THE COMPANIES, THE SUBSIDIARIES, THE BUSINESS, THE STOCK OR THE ASSETS OF THE COMPANIES OR THE SUBSIDIARIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THOSE OF FITNESS FOR A PARTICULAR PURPOSE OR USE. THE PROVISIONS OF THIS SECTION 4.22 SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT INDEFINITELY.

                   4.23 DISCLOSURES. The disclosures in any Schedule attached hereto, the Bring-Down Certificate and any draft thereof and any notice delivered pursuant to Section 6.6, other than the disclosures in SCHEDULE 4.5 and SCHEDULE 4.8, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate or to which it is otherwise apparent on its face that they relate, and not any other representation or warranty in this Agreement, except for specific cross-references.

                  5.       REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer hereby represents and warrants to each Seller, as of the date hereof and as of the Closing Date, that:

                           5.1 ORGANIZATION. Buyer is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite corporate power and authority to enter into and comply with its obligations under this Agreement and the other Transaction Documents to which it is a party and to purchase the LP Interest, the Jacobs and LUK-Flats Shares and the DeFrancis Transferred Shares pursuant to this Agreement. As of the Closing Date, Maryland Racing, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite corporate power and authority to enter into and comply with its obligations under any Transaction Document to which it is a party.

                           5.2 AUTHORIZATION; ENFORCEABILITY. The execution,
delivery and performance by Buyer of this Agreement and all of the other Transaction Documents to which it is a party are within the corporate power of Buyer and have been duly and validly authorized by Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement, the other Transaction Documents to which it is a party, or the transactions contemplated hereby and thereby. This Agreement is, and the other Transaction Documents will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court's equitable powers.

                           5.3 NO VIOLATION OR CONFLICT. The execution, delivery
and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party do not and will not (i) conflict with or violate any of the provisions of the corporate charter or bylaws of Buyer, or (ii) materially conflict with, violate or result in a breach of the terms, conditions or provisions of, constitute a default under, or give to any other Person any right of termination or acceleration under, any law, order, rule, ordinance, regulation, judgment, injunction, order, decree, contract, agreement, document, license, permit or instrument to which Buyer is a party or by which Buyer is bound.

                           5.4 CONSENTS. Except as set forth on SCHEDULE 5.4
hereof, the filing of an HSR Act Report with the Pre-Merger Notification Office of the Federal Trade Commission and with the Antitrust Division of the Department of Justice pursuant to the HSR Act, and any filings with the Maryland Racing Commission and Virginia Racing Commission, no notice to, filing with, or consent or approval of, or any other action by, any Person is necessary for the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, other than any such notices, filings, consents or approvals which if not obtained would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

                           5.5 NO BROKER. Buyer has not made any agreement with
any Person nor taken any action that would cause any Person to become entitled to any agent's, broker's or finder's fee or commission in connection with the transactions contemplated hereby.

                           5.6 INVESTMENT INTENT. Buyer acknowledges that it is
aware that the Stock is not registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws. Buyer is purchasing the LP Interest, the Jacobs and LUK-Flats Shares and the DeFrancis Transferred Shares solely for investment, with no present intention to distribute any of the LP Interest, the Jacobs and LUK-Flats Shares and the DeFrancis Transferred Shares to any Person within the meaning of Section 2(11) of the Securities Act. Buyer shall not sell or otherwise dispose of the Stock except in compliance with the registration requirements or exemption provisions under the Securities Act, and the rules and regulations promulgated thereunder, and any other applicable federal or state securities laws.

                           5.7 PUBLIC FILINGS. Buyer has filed all reports,
schedules, forms, statements and other documents required to be filed under the Securities Exchange Act of 1934 (the "Exchange Act") and the Securities Act, with the Securities and Exchange Commission since January 1, 2000 (the "SEC Documents") except as would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents.

                           5.8 NO VIOLATION OF REPRESENTATIONS. On the date
hereof, Buyer does not have Knowledge that any of the representations and warranties made by Sellers herein are inaccurate or incomplete or that a breach of any such representation or warranty has occurred or is occurring. As of the Closing Date, Buyer will not have failed to disclose to Sellers the fact of any inaccurate or incomplete representation or warranty of which it has Knowledge, or of any breach of which it has Knowledge, or failed to have given Sellers the opportunity to correct such inaccurate or incomplete representation or warranty or to cure such breach in accordance with Section 6.6 hereof.

                           5.9 FINANCIAL ABILITY. Buyer has sufficient funds to
enable the Buyer to pay for the Stock pursuant to this Agreement, to perform the Buyer's obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement and which are payable by Buyer (collectively, the "Funds").

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


                           5.10 TITLE INSURANCE. Buyer has received those
certain commitments for title insurance attached hereto as EXHIBIT M insuring fee title in all real property acquired as part of the transactions hereunder with effective dates of April 15, 2002, April 20, 2002 and May 13, 2002 (collectively, the "Title Commitment") prepared by First American Title Insurance Company (the "Title Insurance Company").

                  6.       PRE-CLOSING MATTERS.

                           6.1 CONTINUED EFFORTS. Each party hereto shall use
commercially reasonable efforts to take all action reasonably necessary to consummate the transactions contemplated by this Agreement. In addition, each of the parties agrees that it shall (i) give any required notices to third parties and (ii) use its commercially reasonable efforts to obtain or cooperate with the other party to obtain, as applicable, all required third party consents, and
(iii) as promptly as practicable after the execution of this Agreement, use its commercially reasonable efforts to obtain any required authorizations, consents and approvals of any governmental agencies or authorities (including taking all actions necessary to cause early termination of any applicable waiting period under the HSR Act); notwithstanding the foregoing, within ten (10) days after the execution of this Agreement, Buyer shall (to the extent reasonably within Buyer's control) make all initial filings necessary to obtain the consents described in Section 5.4.

                           6.2 CONDUCT OF BUSINESS. During the period from the
date hereof through the Closing Date, unless Sellers have obtained the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, except that with respect to subsections (g), (h), (j) or
(l) Buyer may give or withhold its consent in its sole discretion) Sellers (other than Guida) shall (provided, that it is agreed between Buyer and Sellers that LUK-Flats' obligation under this Section 6.2 shall be limited to those actions over which it has approval rights) cause each Company and each Subsidiary to:

                               (a) diligently carry on the Business of the
Companies and the Subsidiaries in the ordinary and usual course consistent with past practice;

                               (b) maintain in full force and effect all bonds
and policies of insurance against fire, theft and usual extended coverage risks and public liability insurance against claims for bodily injury or death and property damage in such amounts as each Company or Subsidiary has heretofore maintained (or as otherwise reasonably attainable by the Companies or the Subsidiaries since the events of September 11, 2001);

                               (c) continue the Companies' and the Subsidiaries'
normal policies and procedures regarding suppliers of goods and services to the Business and sales to customers;

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

                               (d) maintain the Companies' and the Subsidiaries'
properties and assets in as good working order and condition as they were on the date of this Agreement, normal wear and tear excepted;

                               (e) (i) perform all material obligations of the
Companies and the Subsidiaries under all Material Contracts; PROVIDED HOWEVER, if the failure to perform such material obligations in the aggregate could result in a Material Adverse Effect, Buyer may give or withhold its consent in its sole discretion; and (ii) except as set forth on SCHEDULE 6.2, refrain from entering into, extending or amending any Material Contracts, except that (y) Sellers may cause the Companies or Subsidiaries to extend or renew any existing Material Contracts on substantially the same terms (including the term, provided that the length of such term is the shorter of (i) the original term of such Material Contract or (ii) five (5) years) and (z) for purposes of this Section 6.2(e)(ii) Material Contracts shall not include any insurance policies of the Companies or Subsidiaries;

                               (f) except as set forth on SCHEDULE 6.2, not
increase the salaries or other compensation or benefits of any of the Companies' and the Subsidiaries' employees except in the ordinary course of the Business as contemplated by the 2001 or 2002 operating budget of the Companies;

                               (g) not split, reclassify, subdivide, or change
the rights and privileges of, or redeem, repurchase or otherwise acquire any shares of stock or ownership interests of any of the Companies or the Subsidiaries;

                               (h) not cause or permit any Lien, other than
Permitted Liens, to be placed on any material asset or property owned or leased by the Companies or the Subsidiaries;

                               (i) not incur any indebtedness for borrowed money
other than pursuant to existing lines of credit or for liabilities incurred in the ordinary course of the Business;

                               (j) not sell, lease or otherwise dispose of any
of the Companies' or the Subsidiaries' material properties or assets, except for properties and assets consumed or disposed of in the ordinary course of the Business;

                               (k) provide Buyer unaudited monthly financial
statements of LRALP, PRAI and the Jockey Club, as prepared by the Companies internally and in the ordinary course of the Business;

                               (l) refrain from doing any of the things
contemplated in Section 4.10(a), (f), (g), (i) or (j); or

                               (m) refrain from doing any of the things
contemplated in Section 4.10(c).

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


                          6.3 PUBLIC ANNOUNCEMENTS. Upon execution of this
Agreement, the Companies and Buyer shall jointly issue a press release concerning this Agreement and matters involving transactions contemplated by this Agreement, but neither of them, nor Sellers, shall make and each of them, and Sellers, shall cause their Affiliates not to make, any other comments, statements or disclosures concerning this Agreement or any matter involving the transactions contemplated in this Agreement, except (i) to its respective employees, officers, directors, attorneys, accountants, lenders or other advisors, each of whom shall be subject to the foregoing express obligations of this Section 6.3 and obligated to keep such information confidential and in each such case on an appropriately limited "need to know" basis, (ii) for such announcements as may be required by law or the rules and regulations of a stock exchange; and (iii) for such disclosures required to obtain the consents described in Section 4.4 and Section 5.4 hereof.

                          6.4 CONFIDENTIALITY. Except as may be permitted by
Section 6.3, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

                          6.5 NO NEGOTIATION. Until such time, if any, as this
Agreement is terminated pursuant to Section 11, Sellers shall not, and shall cause each of their representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Business or the Stock, or any of the equity interests in the Companies, or any merger, consolidation, business combination, or similar transaction involving Sellers.

                          6.6  NOTIFICATION

                               (a) Between the date of this Agreement and the
Closing Date, Buyer shall promptly notify Sellers (other than Guida) in writing, if it has Knowledge of a breach of any of the representations or warranties of Sellers as of the date of this Agreement, or if Buyer has Knowledge of the occurrence after the date of this Agreement of a breach of any such representation or warranty. During the same period, Buyer shall promptly notify Sellers (other than Guida) if it has Knowledge of any breach of any covenant of Sellers in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 or 8 impossible or unlikely.

                               (b) Upon (i) delivery of any such notice by
Buyer, or (ii) receipt of any Bring-Down Certificate, draft thereof, or any other document supplementing or modifying the representations or warranties of any of the Sellers herein, PROVIDED THAT Buyer has not waived, in writing, such failure by Sellers to satisfy Section 7.1 or Section 7.2 hereof (the "Section 7 Issue"), Buyer shall have the right to terminate this Agreement or consummate the transactions contemplated herein and seek indemnification from Sellers for any Indemnifiable Loss arising from such Section 7 Issue pursuant to the provisions of Section 10 hereof, unless the Seller(s) that causes such

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


failure cures such Section 7 Issue, at such Seller's sole cost and expense and without causing the Companies or their Subsidiaries to incur any out-of-pocket expenses, by the Outside Closing Date or Sellers (other than Guida), acting as a group, instruct Buyer to reduce the Purchase Price and the Closing Date Cash Payment by the estimated cost of curing such Section 7 Issue, as determined jointly by Buyer and Sellers (other than Guida) in their reasonable discretion, in either which case, Buyer shall be obligated to consummate the transactions contemplated herein. If Buyer and Sellers (other than Guida) are unable to agree upon the estimated cost of curing such Section 7 Issue within three (3) business days, the estimated cost of curing such Section 7 Issue shall be determined by a mutually agreed upon Person experienced in the area at issue, PROVIDED, FURTHER, that if the parties (other than Guida) are unable to agree upon such Person within three (3) business days (after the expiration of the prior three (3) business day period), Richard W. Watkins shall choose such Person, who shall be experienced in the area at issue and independent of all parties hereto, within three (3) business days of being notified of such disagreement.

                               (c) Notwithstanding anything to the contrary
contained herein, if the estimated cost of curing such Section 7 Issue (as determined pursuant to Section 6.6(b) above) is expected to exceed Five Million Dollars ($5,000,000), Sellers (other than Guida), acting as a group, shall have the right to terminate this Agreement by providing written notice of such election to Buyer. If Sellers (other than Guida) provide such written notice to Buyer, Buyer may elect to consummate the transactions contemplated hereby, by providing written notice to Sellers (other than Guida) that it waives such
Section 7 Issue, within five (5) business days of receipt of the written notice from Sellers (other than Guida) electing to terminate this Agreement, in which case Sellers shall be required to consummate the transactions contemplated hereby, subject to the terms and conditions of this Agreement. If Buyer receives such notice from Sellers and elects to so waive such Section 7 Issue, and cause Sellers to consummate the transactions contemplated hereby, Buyer shall not be entitled to any indemnification protection pursuant to Section 10 hereof for any Loss arising from or related to such Section 7 Issue.

                          6.7 BRING DOWN CERTIFICATE. The Sellers will provide
Buyer a draft of the Bring Down Certificate at least three (3) business days (to the extent practicable) prior to the date of the hearing scheduled before the Maryland Racing Commission relating to the consent required by the Maryland Racing Commission set forth in Section 5.4 hereof, and in any event within twenty (20) days of the Outside Closing Date, which Bring Down Certificate shall supplement or modify the representations made by each of the Sellers in Section 4 hereof with respect to any fact or condition that causes or constitutes a breach of any of the representations or warranties as of the Closing Date. The Bring Down Certificate may refer to or modify any representation or warranty in this Agreement. The final Bring Down Certificate shall be delivered by each of the Sellers at Closing and shall be identical to the draft submitted to Buyer prior to Closing in all material respects, PROVIDED THAT, each of the Sellers shall be permitted to modify the draft of the Bring Down Certificate to incorporate any fact or condition occurring after the date of the draft of the Bring Down Certificate which, if existing or occurring at or prior to the date of the draft, would have been required to be set forth or described in a representation or warranty in this Agreement or which is necessary to correct any information in a representation or warranty which has been rendered inaccurate by an event occurring after the date of the draft of the Bring Down Certificate.

                          6.8 TITLE POLICY. Buyer shall take all action
necessary to satisfy all requirements designated as its responsibility in the Title Commitment, and Sellers shall cooperate with Buyer to assist Buyer in satisfying all such requirements and shall take all action necessary to satisfy all requirements designated as their responsibility in the Title Commitment (including, but not limited to, payment by Buyer of all premiums and other costs), to enable the Title Insurance Company to provide Buyer one or more ALTA extended coverage owner's title insurance policy(ies) insuring fee title in all real property acquired as part of the transactions hereunder as provided in the Title Commitment subject only to the exceptions as are in the Title Commitment (collectively, the "Title Policy").

                  7.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

                           The obligations of Buyer to acquire and pay for the
LP Interest, the Jacobs and LUK-Flats Shares and the DeFrancis Transferred Shares, and to otherwise consummate the transactions contemplated hereby are subject to the satisfaction, or waiver by Buyer, of each of the following conditions at or prior to Closing:

                           7.1 COMPLIANCE WITH AGREEMENT. Sellers shall have
performed or complied in all material respects with all of their covenants and other obligations under this Agreement which are to be performed or complied with by them at or prior to Closing.

                           7.2 REPRESENTATIONS AND WARRANTIES. The
representations and warranties made by each Seller in this Agreement (without giving effect to the Bring Down Certificate), the Keep Well Agreement, the Formation Agreement and the Option Agreement, shall have been true and correct in all material respects, individually and as a whole, as of the date of this Agreement, and as of the Closing Date, as though said representations and warranties had been made on the Closing Date, and to the extent qualified by Knowledge, in accordance with the standard of Knowledge applicable to such Seller but subject to the limitations set forth in Section 4.22 and Section 11.11.

                           7.3 DELIVERIES AT CLOSING. Sellers shall have
delivered to Buyer at Closing all of the items required under Section 3.2 hereof.

                           7.4 CONSENTS. Each of the Consents identified in
Section 5.4 shall have been obtained from governmental authorities and other third parties, and shall be in full force and effect, and all applicable waiting periods shall have expired or been terminated.

                           7.5 NO ORDERS; NO PROCEEDINGS. On the Closing Date,
there shall be no order or decree of any court or governmental authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement. Since the date of this Agreement, there shall not have been commenced against Buyer, or against any Affiliate of Buyer, any material Action (a) involving any challenge to, or seeking damages, or any portion of the Purchase Price, or other relief in connection with, any of the transactions contemplated hereby, (b) that may have the effect of preventing or making illegal, any of the transactions contemplated hereby, or (c) alleging any ownership interest in the Stock.

                           7.6 NO OTHER CONDITIONS. Except as expressly set
forth herein, there shall be no condition, including, but not limited to, Buyer's ability to obtain the Funds, which shall excuse Buyer from consummating the transactions contemplated herein.

                           7.7 TRANSFERS OF INTERESTS. The options from
LUK-Flats to acquire shares in PRAI held by JAD and CMYD LLC and in LRAI held by JAD and CMYD LLC shall have been fully and irrevocably exercised, at such Sellers' sole cost and expense, which shall not be reimbursable or reimbursed by the Companies or the Subsidiaries.

                           7.8 TITLE POLICY. Concurrently with the Closing,
Buyer shall have received a covenant from the Title Insurance Company that it will provide Buyer the Title Policy.

                           7.9 PLEDGE TO JACK KENT COOKE INCORPORATED. The
pledge of Shares to Jack Kent Cooke Incorporated shall have been fully and completely released.

                  8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS.

                  The obligations of Sellers to sell the LP Interest, the Jacobs and LUK-Flats Shares and the DeFrancis Transferred Shares to Buyer and to otherwise consummate the transactions contemplated hereby are subject to the satisfaction, or waiver by Sellers, of each of the following conditions at or prior to Closing:

                           8.1 COMPLIANCE WITH AGREEMENT. Buyer shall have
performed or complied in all material respects with all of its covenants and other obligations under this Agreement which are to be performed or complied with by it at or prior to Closing.

                           8.2 REPRESENTATIONS AND WARRANTIES. The
representations and warranties made by Buyer in this Agreement shall have been true and correct in all


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


material respects as of the date of this Agreement, and as of the Closing Date, as though said representations and warranties had been made on the Closing Date.

                           8.3 DELIVERIES AT CLOSING. Buyer shall have delivered
to Sellers at Closing all of the items required under Section 3.3 hereof.

                           8.4 CONSENTS. Each of the Consents identified in
Section 5.4 shall have been obtained from governmental authorities and other third parties, and shall be in full force and effect, and all applicable waiting periods shall have expired or been terminated.

                           8.5 NO ORDERS; NO PROCEEDINGS. On the Closing Date,
there shall be no order or decree of any court or governmental authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby. Since the date of this Agreement, there shall not have been commenced against Sellers, or against any Affiliate of Sellers, any material Action (a) involving any challenge to, or seeking damages, any portion of the Purchase Price, or other relief in connection with, any of the transactions contemplated hereby, (b) that may have the effect of preventing, or making illegal, any of the transactions contemplated hereby, or (c) alleging any ownership interest in the Stock.

                           8.6 TITLE POLICY. Subject to Sellers' obligation to
cooperate and take all action to satisfy all requirements designated as Sellers' obligations in the Title Commitment, Buyer shall have satisfied all requirements designated as Buyer's obligations in the Title Commitment (including, but not limited to, payment of all premiums and other costs), to enable the Title Insurance Company to provide Buyer the Title Policy.

                           8.7 LOAN. Buyer shall have either obtained the
consent of Mercantile to the consummation of the transactions contemplated hereby or shall pay off the Loan in full and deliver to Sellers an acknowledgement from Mercantile of such complete pay off. It is acknowledged that any such pay-off of the Loan would be made in lieu of Buyer purchasing the Stock with the Loan still outstanding, in which case the Outstanding Loan Balance would be deducted from the cash payable by Buyer at Closing. Accordingly, any such pay-off shall not increase the Purchase Price and the Outstanding Loan Balance will still be deducted from the $115,000,000 as set forth in Section 2.2.

                  9.       ADDITIONAL MATTERS.

                           9.1 FURTHER ASSURANCES. After Closing, Sellers and
Buyer agree, at the other's reasonable request and without further consideration, to execute and deliver to each other all such additional or confirmatory agreements, documents and instruments, as may reasonably be furnished by the other, and to take all such other actions as may reasonably be requested (i) to evidence or perfect the sale, assignment, transfer and conveyance to Buyer of the LP Interest, the Jacobs and LUK-Flats Shares and

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


the DeFrancis Transferred Shares, and (ii) to vest good and marketable title thereto in Buyer, provided that any such actions shall be at the cost of the requesting party.

                           9.2 TRANSITION. Buyer and Sellers mutually agree to
cooperate fully to accomplish an orderly transition of the Business. Sellers agree to refer to Buyer and/or the Companies all customer, supplier or employee inquiries relating to the operation of the Business after the Closing Date. Sellers further agree to immediately remit to the Companies all payments and invoices received by them after Closing with respect to the operation of the Business before or after the Closing Date.

                           9.3 TAX PROVISIONS.

                               (a) LIABILITY FOR TAXES. Subject to Sections
4.13, 10.1(c) and 10.1(e),

                                   (i) Sellers (other than Guida), severally,
each in accordance with its respective Pro-Rata Share, shall be responsible for and pay the "Pre-Closing Tax Liabilities," as defined herein. For purposes, hereof, "Pre-Closing Tax Liabilities" shall include any and all federal, state, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, social security, employment, unemployment compensation, payroll-related and property taxes, alternative minimum, stamp, value added, windfall profits, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or additional amounts, and penalties with respect thereto (collectively "Taxes") relating to the operations of the Companies or the Subsidiaries on or before December 31, 2000. Notwithstanding anything contained herein to the contrary, if, and to the extent, that the Companies or the Subsidiaries are assessed any civil penalty (including interest charges, if any) by the Internal Revenue Service pursuant to 1998 Forms W-2G, notice number 972CG dated August 8, 2000, notice dated April 9, 2001, notice number CP 504 dated May 14, 2001 and notice dated March 25, 2002 (as disclosed on SCHEDULE 4.13), Sellers (other than Guida) shall only be responsible for paying Buyer one-half (1/2) of any such civil penalty (including interest charges, if any) assessed against the Companies or the Subsidiaries (and Buyer shall cause the appropriate Company or Subsidiary to pay the other one-half (1/2) of any such civil penalty (including interest charges, if any)).

                                   (ii) THE COMPANIES AND BUYER'S LIABILITY FOR
TAXES. Subject to Section 10.1(c), the Companies and Buyer shall be responsible for and pay all Taxes relating to the operations of the Companies or Subsidiaries on or after January 1, 2001 (collectively, "Buyer Tax Liabilities").

                               (b) 2001 TAX RETURNS. The Companies shall be
solely responsible for filing and Watkins Meegan, Drury & Co., LLC shall be responsible for preparing (but each of Buyer and Sellers (other than Guida) shall have the right to

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


participate in the preparation of, and/or the right to review any Tax Returns that relate to Taxes relating to the operations of the Companies or Subsidiaries in the 2001 calendar year (the "2001 Tax Liabilities")) any and all declarations, reports, claims for refund, information returns, returns or statements relating to Taxes, including any schedules or attachments as well as any amendments (whether submitted on a consolidated, combined, separate or unitary basis), required to be filed with any federal, state, county, local or foreign jurisdiction (collectively, "Tax Returns") for the Companies or the Subsidiaries, and any member or former member (each, a "Member") of the consolidated group of entities having any of the Companies as its common parent or any other affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local or foreign law) (an "Affiliated Group") that includes any of the Companies or any of the Subsidiaries, and all Tax Returns that include any Member, for the 2001 calendar year (collectively, the "2001 Tax Returns") on or before the due date (including extensions) thereof. Every material position taken on a 2001 Tax Return shall be reasonably consistent with the methodology and elections employed by the Companies or the Subsidiaries, as the case may be, in prior years. Not less than twenty (20) days before the earlier of the due date of any 2001 Tax Return (including amended 2001 Tax Returns and refund claims) or the date on which such 2001 Tax Returns are to be filed, the Companies shall furnish a draft of such 2001 Tax Return (as proposed to be filed) to Buyer and Sellers (other than Guida) for their review. Not less than five (5) days before the earlier of the due date of such 2001 Tax Return or the date on which such 2001 Tax Return is to be filed, Buyer and Sellers (other than Guida) shall forward to the Companies and Watkins, Meegan, Drury & Co., LLC any comments they may have relating to such 2001 Tax Return, and Buyer and Sellers (other than Guida) agree to resolve in good faith any disputes regarding such 2001 Tax Return, PROVIDED, THAT, if Buyer and Sellers (other than Guida) are unable to resolve such disputes, Watkins, Meegan, Drury & Co. LLC shall resolve such disputes consistent with the methodology and elections employed by the Companies or the Subsidiaries, as the case may be, in prior years. The Companies shall deliver a copy of all 2001 Tax Returns filed after the Closing Date to Buyer and Sellers (other than Guida) promptly after filing.

                               (c) PRE-CLOSING DATE TAX RETURNS AND TAXES.
Except as set forth in Section 9.3(a)(i), Sellers (other than Guida) shall be responsible for preparing and filing all Tax Returns for each calendar year prior to and including the 2000 calendar year (the "Pre-Closing Date Tax Returns"), and for paying all Pre-Closing Tax Liabilities with respect to such Tax Returns.

                               (d) POST-CLOSING DATE TAX RETURNS AND TAXES.
Buyer shall be responsible for preparing and filing all Tax Returns for each calendar year after 2001 (the "Post-Closing Date Tax Returns"), and for paying all Buyer Tax Liabilities with respect to such Tax Returns.

                               (e) COOPERATION. Sellers (other than Guida) and
Buyer shall cooperate fully with each other, at their own expense (except that any third party costs or expenses incurred by a party in so cooperating shall be paid by the party


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


responsible for such Tax Return and any third party costs or expenses related to the 2001 Tax Returns shall be the responsibility of the Companies), in connection with the preparation and filing of all Tax Returns, procuring any refund of Taxes relating thereto, and any audit examinations of the Companies or the Subsidiaries for any period, including, but not limited to, the timely furnishing or making available of records, books of account and any other information necessary for the preparation of the Tax Returns, as well as making employees available on a mutually convenient basis to provide additional information and explanation. Sellers (other than Guida) and Buyer shall use their respective commercially reasonable efforts to obtain any certificates or other documents from any Persons as may be reasonably necessary or appropriate to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to the transactions contemplated by this Agreement and which do not adversely affect any party hereto.

                               (f) AMENDED RETURN. After Closing, Buyer may
cause the Companies or the Subsidiaries to amend any Pre-Closing Date Tax Returns to reflect the carryback of net operating losses or other Tax benefits from later years to earlier years, or as a result of an audit, provided that the amendment of any such Tax Return complies with the applicable provisions of
Section 9.3 above and except for amendments as a result of an audit, would not have the effect of increasing Pre-Closing Tax Liabilities. Sellers (other than Guida) shall cooperate reasonably with the Companies, at their own expense (except that any third party costs or expenses incurred by Sellers in so cooperating in respect of any amendments not resulting from an audit shall be paid by Buyer), to obtain such refund of Taxes, including filing amended Tax Returns or refund claims.

                               (g) RECORD RETENTION. Buyer shall cause the
Companies or the Subsidiaries, as the case may be, to retain all books, records, returns, schedules, documents and other papers relating to Tax obligations of the Companies or the Subsidiaries, for any taxable year or portion thereof ending on or before the Closing Date, for the full period of the applicable statutes of limitations, including extensions, to which such Taxes relate. Thereafter, Buyer, the Companies and the Subsidiaries shall have the right to dispose of or destroy any such items, provided that Buyer shall first notify Sellers (other than Guida) of Buyer's or the Companies' or the Subsidiaries' plan to dispose of or destroy any such items, and provided that Sellers (other than Guida) shall have the right, at their sole cost and expense, promptly to make copies of such items if they provide five (5) days prior written notice to Buyer of their intention to do so.

                               (h) CONTESTS.

                                   (i) With respect to any Tax Return for which
a party has responsibility, such party and its duly appointed representatives shall have the sole right, at their own expense (except that any third party costs and expenses related to the 2001 Tax Returns shall be the responsibility of the Companies), to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund, with expenses paid proportionately by Buyer and Sellers (other than Guida) in accordance with their respective responsibilities for the related Taxes. The foregoing notwithstanding, without the express prior written consent of Sellers (other than Guida) (which shall not be unreasonably withheld), Buyer shall not file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of increasing the Pre-Closing Tax Liabilities.

                                   (ii) Each party hereto shall, within thirty
(30) days (unless action is required sooner, and in such case as soon as practicable), notify the other party hereto of the assertion of any claim or the commencement of any suit, action, proceeding, investigation or audit with respect to the operations of the Companies or the Subsidiaries, and shall provide the other party with copies (subject to deletion of nonrelevant information) of all correspondence relating to, and keep such party reasonably apprised of, the status of such contest.

                               (i) ALLOCATION OF REFUNDS. Except as otherwise
agreed upon in writing, in the event an audit, amended Tax Return or other action results in a refund of Taxes, whether related to the operations of the Companies or Subsidiaries before or after the Closing Date, such refund (including any interest paid thereon) shall be paid to Buyer, except to the extent such refund relates to any Tax Return of the Companies or Subsidiaries for any period ending on or before December 31, 2000; PROVIDED that Buyer, the Companies and their Subsidiaries shall be entitled to retain any such refund or credit to the extent it arises as a result of the use or application of any net operating loss, net capital loss or other item of the Companies or their Subsidiaries for any tax year ending on any date following December 31, 2000 in any period of the Companies or their Subsidiaries ending on or before December 31, 2000 (the "Buyer Generated Carrybacks"); PROVIDED that should a subsequent audit of the Companies or their Subsidiaries with respect to any periods ending on or before December 31, 2000 result in a net proposed reduction in taxable income for any reason that any of the Companies or their Subsidiaries are unable to use in part or in its entirety because of the previous use or application by Buyer of any such Buyer Generated Carrybacks, Buyer shall be required to pay an amount to Sellers (other than Guida) in accordance with their Pro-Rata Share equal to that amount which would have been generated in tax refunds usable by the Sellers (other than Guida) in relation to the Companies' and Subsidiaries' Tax Returns pursuant to the terms of this Agreement but for the prior use or application of the Buyer Generated Carrybacks.

                               (j) CERTAIN TAX ELECTIONS.

                                   (i) Except as required by the Code, without
the prior written consent of Sellers (other than Guida) (which may not be unreasonably withheld), neither Buyer, the Companies nor the Subsidiaries shall make any new election or change any existing election, change an annual accounting period or adopt or change any accounting method if any such election, adoption or change could have the effect of increasing Pre-Closing Tax Liabilities.

                                   (ii) Except as required by the Code, without
the prior written consent of Buyer (which may not be unreasonably withheld), neither Sellers, the Companies nor the Subsidiaries shall make any new election or change any existing election, change an annual accounting period or adopt or change any accounting method, if such election, adoption or change could have the effect of increasing Buyer Tax Liabilities.

                               (k) NONFOREIGN AFFIDAVIT. If required by the
Code, Sellers shall furnish to Buyer (as soon as practicable after Buyer's request) an affidavit stating, under penalties of perjury, Sellers' United States taxpayer identification numbers, and affirming that each of the Sellers is not a foreign person, pursuant to Sections 897 and 1445(b)(2) of the Code.

                           9.4 POST-CLOSING PAYMENTS. If, and to the extent,
that the Companies' and Subsidiaries' 2001 Tax Liabilities (excluding any 2001 Tax Liabilities arising from any subsequent adjustments made by any taxing authority to the 2001 Tax Returns) are less than the amounts paid by the Companies and Subsidiaries prior to Closing on account of such 2001 Tax Liabilities and/or provided for or accrued (excluding amounts provided for or accrued as deferred taxes) in the most recent Audited Statements (to the extent not already paid), Buyer shall pay Sellers (other than Guida) in accordance with their respective Pro-Rata Shares, the difference between (i) the amounts paid by the Companies and Subsidiaries prior to Closing or provided for or accrued in the most recent Audited Statements and (ii) the amount of the Companies' and Subsidiaries' 2001 Tax Liabilities (excluding any 2001 Tax Liabilities arising from any subsequent adjustments made by any taxing authority to the 2001 Tax Returns).

                           9.5 MAINTENANCE OF INDEMNIFICATION PROTECTIONS.
Except to the extent required by law, following the Closing Date, LRAI, PRAI, the Jockey Club and their Subsidiaries shall not take any action, by amendment, modification, supplement or otherwise, to reduce the extent of indemnification provided to JAD, KMD and Jacobs in their respective capacities as officers and directors of the Companies and the Subsidiaries pursuant to the organizational documents (including by-laws) of LRAI, PRAI, the Jockey Club and their Subsidiaries in effect immediately prior to the Closing Date for any circumstance occurring prior to the Closing Date.

                  9.6 OFFICERS AND DIRECTORS LIABILITY INSURANCE. The Companies and the Subsidiaries shall continue to maintain, at least until the Closing Date, officers and directors insurance with the same named and additional insureds and coverages, in amounts and with carriers comparable to that in effect on the date of this Agreement. Immediately prior to the Closing Date, the Companies and the Subsidiaries shall purchase tail coverage in relation to their directors and officers liability insurance then in effect, with respect to liability arising prior to the Closing Date but asserted thereafter, for each Seller covered by such directors and officers insurance policy as of the date of this Agreement, without any reduction or change in such coverage, for a minimum of three (3) years following the Closing Date, at the sole cost and expense of the Companies and the Subsidiaries, provided that such cost shall not exceed one hundred fifty percent (150%) of the annual premium of the officers and directors insurance in effect on the date of this Agreement without the prior written consent of Buyer.

                  9.7 LIMITATION ON ACTIONS. Buyer covenants that it shall not and that it shall not cause the Companies, the Subsidiaries or any other Person to file or maintain, or cause or knowingly permit the filing or maintenance, in any state or federal court, or before any local, state or federal administrative agency, or any other tribunal, mediator or arbitrator, nor initiate, financially support, join, participate in, or encourage the pursuit of any charge, claim, suit or action of any kind, nature or character against JAD, KMD and/or Jacobs with respect to any acts or omissions by any of them in his or her capacity as an employee, officer or member of the board of directors of the Companies or Subsidiaries related to the operation or management of any of the Companies or Subsidiaries, or other activities of Pimlico, Laurel or the Bowie Training Center, or any other facility in which any of the Companies or Subsidiaries has an interest prior to the Closing Date, other than a charge, claim, suit or action for fraud, willful misconduct or gross negligence (i.e. more than simple negligence) or breach of fiduciary duty by JAD, KMD and/or Jacobs. Without limiting their rights to pursue indemnification from any of the Companies and/or Subsidiaries pursuant to such entities' organizational documents under Section 9.5, or to pursue a claim under an officers and directors liability insurance policy of any of the Companies and/or Subsidiaries pursuant to Section 9.6 (or against any of the Companies and/or the Subsidiaries for failing to maintain such policies in effect as provided in Section 9.6), JAD, KMD and Jacobs each covenants that he/she in his or her capacity as an employee, officer or member of the board of directors of the Companies or Subsidiaries shall not file or maintain, or cause or knowingly permit the filing or maintenance, in any state or federal court, or before any local, state or federal administrative agency, or any other tribunal, mediator or arbitrator, nor initiate, financially support, join, participate in or encourage the pursuit of any charge, claim, suit or action of any kind, nature or character against the Companies or Subsidiaries related to the operation or management of any of the Companies or Subsidiaries, or other activities of Pimlico, Laurel or the Bowie Training Center, or any other facility in which any of the Companies or Subsidiaries has an interest prior to the Closing Date, except in the form of a counterclaim or in defense of a claim brought by any of Buyer, the Companies, the Subsidiaries or any such other Person in accordance with this Section 9.7.


                  10.      INDEMNIFICATION.

                           10.1 INDEMNIFICATION BY SELLERS. Subject to the
limitations set forth in Section 10.4 hereof, (i) with respect to (a) and (b) below, each of the Sellers, and (ii) with respect to (c), (d) and (e) below, each of Joseph, Karin, Jacobs and LUK-Flats, hereby agrees, independently and severally and not jointly, to indemnify and hold harmless Buyer, and each of its respective stockholders, Affiliates, successors, assigns, officers, directors, employees, agents and representatives, from and against any and all out-of-pocket liabilities, losses, damages, claims, obligations, fees and expenses (including reasonable attorney's fees), but excluding incidental, consequential or punitive damages (collectively, "Losses") which any of them may sustain by reason of:

                               (a) the inaccuracy of, or failure to comply with,
or the existence of any facts resulting in the inaccuracy or breach of, any of the warranties or representations, or nonfulfillment of any of the covenants or agreements, of each such Seller contained in this Agreement, without giving effect to the Bring Down Certificate, or any other delivery hereunder, unless specifically waived by Buyer in writing, the Transaction Documents and/or in any agreement or document delivered pursuant hereto, each Seller to be independently and severally, and not jointly, solely responsible for its own representations, warranties and covenants; or

                               (b) with respect to each such Seller
independently and severally, and not jointly, any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing; or

                               (c) (i) any Buyer Tax Liability resulting from
the Companies' failure to pay the Companies' and Subsidiaries' 2001 Taxes prior to Closing and/or (to the extent not previously paid) to provide for or accrue (excluding amounts provided for or accrued as deferred taxes) sufficient amounts in the most recent Audited Statements to satisfy the Companies' and Subsidiaries' 2001 Tax Liabilities (excluding any 2001 Tax Liabilities arising from any subsequent adjustments made by any taxing authority to the 2001 Tax Returns) and (ii) one-half (1/2) of any civil penalty (including interest charges, if any) assessed against the Companies or the Subsidiaries pursuant to 1998 Forms W-2G, notice number 972CG dated August 8, 2000, notice dated April 9, 2001, notice number CP 504 dated May 14, 2001 and notice dated March 25, 2002 (as disclosed on SCHEDULE 4.13); or

                               (d) any claim by any Person (other than by Robert
J. DiPietro pursuant to his employment agreement with the Companies) for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby; or

                               (e) any and all Pre-Closing Tax Liabilities for
which Sellers have responsibility pursuant to Section 9.3 hereof.

                  Notwithstanding anything to the contrary contained herein, Sellers shall have no obligation to indemnify Buyer or hold Buyer harmless for any Loss sustained by Buyer resulting from imperfections or defects in title in the real property being acquired as part of the transaction hereunder for which Buyer intends to obtain title insurance, unless and to the extent such Loss results from an act or omission of Sellers that constitutes a breach of a representation or warranty of Sellers (other than a breach of

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


Section 4.6(b)); rather, Buyer shall seek indemnification from the title insurance company selected by Buyer which is providing Buyer with the Title Policy.

                           10.2 INDEMNIFICATION BY BUYER. Buyer hereby agrees to
indemnify and hold harmless Sellers, their stockholders, members, partners, Affiliates, successors, assigns, officers, directors, employees, agents and representatives, from and against any and all Losses which any of them may sustain by reason of:

                               (a) the inaccuracy of or failure to comply with,
or the existence of any facts resulting in the inaccuracy or breach of, any of the warranties or representations, or nonfulfillment of any covenants or agreements, of Buyer contained in this Agreement, the Transaction Documents or in any agreement or document delivered pursuant hereto; or

                               (b) any and all Buyer Tax Liabilities for which
Buyer has responsibility pursuant to Section 9.3 hereof; or

                               (c) any and all actions, suits, proceedings,
claims, demands, assessments and judgments incident to any of the foregoing.

                           10.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All
representations and warranties and covenants or obligations to be fully performed prior to the Closing Date contained in this Agreement, and in the Bring Down Certificate, shall survive the Closing until the earlier to occur of
(i) the date two (2) years following the Closing Date or (ii) the completion of two (2) financial statement audit cycles of the Companies after the Closing Date plus sixty (60) days; PROVIDED HOWEVER, (y) the representations and warranties of Sellers set forth in Sections 4.1(c), 4.1(d) and, to the extent such representations and warranties relate to a Seller, the fifth sentence of Section 4.1(e) and the last sentence of Section 4.1(f), and the covenants of Sellers and Buyer set forth in Sections 9.1, 9.2, and 9.4 shall survive indefinitely, and
(z) the representations and warranties of Sellers set forth in Section 4.13, and the covenants of Sellers and Buyer set forth in Section 9.3, shall survive until sixty (60) days after the expiration of the applicable statute of limitations for any payments related to the applicable Taxes. If an Indemnified Party provides proper notice to the Indemnifying Party hereunder of any then existing matter within the scope of an Indemnifying Party's indemnity obligation within such survival periods, the Indemnified Party may pursue its claim for indemnification after such period, in which case the representation or warranty on which it is based shall survive until such claim is resolved.

                          10.4 LIMITATION ON INDEMNIFICATION.

                               (a) Except for indemnification payments due Buyer
for Buyer Tax Liabilities as set forth in Section 10.1(c), pursuant to Section 10.1(d), or for Pre-Closing Tax Liabilities as set forth in Section 10.1(e), Sellers (other than Guida) shall not be obligated to make any indemnification payments to Buyer pursuant to this


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


Section 10, until the dollar amount of all Indemnifiable Losses (as defined herein) (other than Indemnifiable Losses for which Guida is responsible), as adjusted pursuant to Section 10.4(b) below for refunds, tax benefits or insurance benefits, in the aggregate, exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the "Basket"), whereupon the responsible Sellers as provided herein shall be obligated to pay in full all such amounts for indemnification including the Basket; PROVIDED HOWEVER, that (i) Sellers shall not be required to make any payments for any Loss incurred by Buyer for a
Section 7 Issue specifically waived by Buyer pursuant to Section 6.6 hereof to the extent so waived and (ii) Guida shall be obligated to make indemnification payments to Buyer pursuant to this Section 10 immediately upon the determination of an Indemnifiable Loss for which it is responsible. Except with respect to Guida, Sellers' liability for any and all indemnification obligations set forth in this Agreement shall not exceed the Cap PLUS the amount of any indemnification payment due Buyer pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(e) hereof. Guida's liability for any and all indemnification obligations set forth in this Agreement shall not exceed the Guida Cap. Except with respect to Guida, each Seller's liability for any and all indemnification obligations set forth in this Agreement shall not exceed such Seller's share of the Cap as set forth on SCHEDULE 10.4(a) and the amount of any indemnification payment due Buyer pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(e) hereof. In addition to LUK-Flats' indemnification obligations set forth in Section 10.1 hereof, if and to the extent that an Indemnifiable Loss for which Joseph, Karin or Jacobs is responsible exceeds his/her/its share of the Cap and such Indemnifiable Loss is related to a representation or warranty (y) set forth in Section 4.1 (other than the first sentence of Section 4.1(c), the fifth sentence of Section 4.1(e), to the extent it relates to such Seller as opposed to LRAI and/or PRAI, or the last sentence of Section 4.1(f), to the extent it relates to such Seller as opposed to LRAI, PRAI and/or LRALP), 4.3, 4.4, 4.5, 4.6, 4.8, 4.10(a), 4.10(b), 4.10(i), 4.12, 4.18 or 4.19, and (z) which is not qualified by such Sellers' Knowledge specifically within such representation and warranty, LUK-Flats shall be liable to Buyer for such amount of the Indemnifiable Loss in excess of Joseph's, Karin's or Jacobs' share of the Cap up to the amount of LUK-Flats' share of the Cap.

                               (b) In calculating the amount of any Loss
incurred by a party for purposes of this Section 10, the amount of any such Loss shall be reduced by (1) any net reduction in tax liability or other tax benefit or tax refund realized or to be realized by the Indemnified Party or its Affiliates by reason of such Losses, and (2) any net actual insurance benefit realized by the Indemnified Party or its Affiliates offsetting the amount of such Loss, and shall be increased by any potential increase in the tax liability of the Indemnified Party or its Affiliates resulting from the facts giving rise to the claim for indemnification.

                          10.5 INDEMNIFICATION PROCEDURES - CLAIMS BY A
NON-INDEMNIFIED PARTY.

                               (a) If any claim or demand for which a party may
be liable pursuant to this Section 10 (including, but not limited to, the potential liability of

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


LUK-Flats pursuant to the last sentence of Section 10.4(a)) (the "Indemnifying Party") is asserted against or sought to be collected from an indemnified party hereunder (the "Indemnified Party"), by any Person who is not an Indemnified Party hereunder, the Indemnified Party against whom the claim or demand is asserted shall promptly notify the Indemnifying Party in writing (a "10.5 Indemnification Notice"), PROVIDED, THAT, if the Indemnifying Party is a Seller, Buyer shall also send a copy of the 10.5 Indemnification Notice to all other Sellers (other than Guida), but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent of any prejudice to the Indemnifying Party resulting from such delay. The Indemnifying Party will have thirty (30) days from the delivery of the 10.5 Indemnification Notice, or such lesser time as may reasonably be available in the event that any action or proceeding has been commenced, to notify the Indemnified Party as to whether or not (i) the Indemnifying Party will, at its sole cost and expense, defend against such claim or demand and/or (ii) the Indemnifying Party is disputing the claim for indemnity hereunder.

                               (b) If the Indemnifying Party (i) does not
respond to the 10.5 Indemnification Notice, (ii) responds to the 10.5 Indemnification Notice, but disputes the claim for indemnity hereunder and elects not to assume the defense, or (iii) responds to the 10.5 Indemnification Notice and does not dispute the claim for indemnity but elects not to assume the defense, in each case within the period allowed after delivery of the 10.5 Indemnification Notice, the Indemnified Party shall have the right to defend such claim or demand by appropriate proceedings or to settle or pay any such claim or demand for such an amount as the Indemnified Party shall deem appropriate and the Indemnifying Party shall promptly pay all Indemnifiable Losses resulting from such claim or demand in accordance with subparagraph (f) below.

                               (c) If the Indemnifying Party affirmatively
disputes the right to indemnity, but nevertheless elects to defend such claim or demand or settle or pay any such claim or demand, any right to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity.

                               (d) If the Indemnifying Party notifies the
Indemnified Party that it desires to defend against such claim or demand and does not dispute the claim for indemnity hereunder, then such defense shall be at the sole cost and expense of the Indemnifying Party, and the Indemnified Party (i) shall reasonably cooperate with the Indemnifying Party; and (ii) may elect to participate in any such defense at its sole cost and expense, but the control of such defense and its settlement or resolution shall rest with the Indemnifying Party, provided that, if there exists a conflict of interest that would make it inappropriate, in the reasonable good faith discretion of the Indemnifying Party's counsel, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the reasonable expense of the Indemnifying Party. Any Losses resulting from the final non-appealable adjudication or settlement of such claim shall be Indemnifiable Losses (as

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


defined below) and shall be payable in cash by the Indemnifying Party as provided in subparagraph (f) hereof.

                               (e) The Indemnifying Party shall keep the
Indemnified Party informed of the status of the defense of any claims or demand which it elects to defend, and in fact defends, hereunder. The Indemnifying Party shall not compromise or settle any such claim or demand without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or compromise does not subject the Indemnified Party to any monetary liability and includes a complete, unconditional release of the Indemnified Party from all liability with respect to such claim or demand. If such prior written consent is withheld by the Indemnified Party, and such settlement includes a complete unconditional release of the Indemnified Party, the liability of the Indemnifying Party with respect to such action, suit, proceeding, claim or demand shall be limited to the amount of the settlement recommended by the Indemnifying Party and not approved by the Indemnified Party in defending such claim.

                               (f) Subject to the other provisions of this
Section 10, if the Indemnifying Party (i) does not respond to the 10.5 Indemnification Notice, (ii) does not elect to defend against any claim or demand for which it does not dispute indemnity is due, (iii) does not elect to defend against any claim or demand for which it disputes the right to indemnity and such dispute is resolved in a manner affirming such right to indemnity, or
(iv) elects to defend against any claim or demand for which it does not dispute the right to indemnity hereunder or for which it does dispute the right to indemnity (but in such case, only to the extent the dispute is resolved in a manner affirming such right to indemnity), the amount of such claim or demand, or that portion thereof as to which such defense is unsuccessful, in either case, pursuant to a final non-appealable adjudication, or any amount agreed to be paid in settlement of such claim or demand, and all reasonable costs and expenses of the defense, shall be payable in cash by the Indemnifying Party (severally and not jointly, and in the event that more than one Seller is an Indemnifying Party, the amount payable shall be based on the Pro-Rata Share of each Seller, other than Guida, that is an Indemnifying Party) to the party making demand for payment immediately upon the earlier of the time the Indemnified Party pays or incurs such Losses pursuant to a final non-appealable adjudication or in settlement of such claim or demand or at the time such Losses are due and payable pursuant to a final non-appealable adjudication or in settlement of such claim or demand (each an "Indemnifiable Loss").

                               (g) If, and to the extent, a claim or demand for
indemnification is asserted or pending against more than one Seller, and such Sellers choose not to jointly defend or settle such claim or demand, all such Sellers shall be joined as defendants in any proceeding regarding such claim or demand and shall interplead their respective positions with respect to such claim or demand. Each Seller shall be entitled to retain its own counsel and shall be solely responsible for the cost and expenses of its, his or her counsel.

                               (h) Notwithstanding anything contained herein to
the contrary, if (i) the Indemnifying Party is or includes Joseph, Karin or Jacobs and (ii) payment of the claim or demand asserted against Joseph, Karin and/or Jacobs, could cause such Seller's liability to exceed his, her or its share of the Cap and such claim or demand involves a representation or warranty described in Section 10.4(a)(y) and (z) above, then LUK-Flats shall have thirty
(30) days from the delivery of the 10.5 Indemnification Notice, or such lesser time as may reasonably be available, to notify the Indemnified Party and the relevant Seller(s) that LUK-Flats desires to defend against such claim or demand, at its sole cost and expense. If LUK-Flats desires to defend against such claim or demand, LUK-Flats shall be entitled to retain its own counsel (separate and apart from any counsel retained by the relevant Seller(s)), at its sole cost and expense. No settlement or resolution of such claim or demand shall be entered into without the prior written consent of LUK-Flats, which consent may be withheld by LUK-Flats in its sole and absolute discretion, unless the settlement or resolution would not cause such Seller(s) to exceed his, her or its Cap in which case LUK-Flats shall have no consent rights hereunder.

                               (i) For purposes hereof, the party(ies) initially
assuming the defense shall control the defense throughout (subject to and in accordance with Section 10.5(h)), including without limitation whether to initiate any appeals. If such party(ies) decide(s) not to initiate an appeal in respect of an adjudication, that adjudication shall be deemed to be final and nonappealable. For clarification purposes, should LUK-Flats defend a claim or demand pursuant to Section 10.5(h), it shall also be permitted to determine whether to initiate any appeals.

                          10.6 INDEMNIFICATION PROCEDURES - CLAIMS BY AN
INDEMNIFIED PARTY.

                               (a) If an Indemnified Party has any claim or
demand against an Indemnifying Party (including, but not limited to, the potential liability of LUK-Flats pursuant to the last sentence of Section 10.4(a)) pursuant to this Section 10 that is not a third party claim (the procedure for which is set forth in Section 10.5 above) such Indemnified Party shall notify the Indemnifying Party in writing (the "10.6 Indemnification Notice"), PROVIDED, THAT, if the Indemnifying Party is a Seller, Buyer shall also send a copy of the 10.6 Indemnification Notice to all other Sellers (other than Guida); provided, however, that no delay on the part of the Indemnified Party in providing the 10.6 Indemnification Notice shall relieve the Indemnifying Party from any obligation hereunder except to the extent of any prejudice to the Indemnifying Party resulting from such delay.

                               (b) The 10.6 Indemnification Notice shall state
the basis for such claim, describe in reasonable detail the facts giving rise to such claim and specify the Losses for which the Indemnified Party is seeking indemnification (or a reasonable and good faith estimate thereof). If the estimated amount of any such claim changes or becomes determinable after the delivery of such notice, further notice shall be given as promptly as possible after such estimated amount becomes determinable or changes.

                               (c) If the Indemnified Party is not notified
(within thirty (30) days from the delivery of the 10.6 Indemnification Notice) by the Indemnifying Party that the Indemnifying Party disputes the existence or the amount of its liability to the Indemnified Party pursuant to this Section 10, such claim shall be conclusively deemed a liability of the Indemnifying Party (an "Indemnifiable Loss") to the Indemnified Party, and the Indemnifying Party shall pay such Indemnifiable Loss upon demand only after giving effect to the provisions of Section 10.4 hereof, unless such Indemnifiable Loss arises from Section 10.1(c), Section 10.1(d) or Section 10.1(e) hereof.

                               (d) If the Indemnifying Party timely notifies the
Indemnified Party that it disputes the existence or the amount of its liability with respect to such claim, such dispute shall be resolved in accordance with
Section 11.9 hereof. If, upon a final non-appealable resolution, the Indemnifying Party is deemed to be liable for such Loss, the Loss shall be deemed an Indemnifiable Loss and the Indemnifying Party shall pay such Indemnifiable Loss only after giving effect to the provisions of Section 10.4 hereof unless such Indemnifiable Loss arises from Section 10.1(c), Section 10.1(d) or Section 10.1(e) hereof.

                               (e) If, and to the extent, a claim or demand for
indemnification is asserted or pending against more than one Seller, and such Sellers choose not to jointly defend or settle such claim or demand, all such Sellers shall be joined as defendants in any proceeding regarding such claim or demand and shall interplead their respective positions with respect to such claim or demand. Each Seller shall be entitled to retain its own counsel and shall be solely responsible for the cost and expenses of its, his or her counsel.

                               (f) Notwithstanding anything contained herein to
the contrary, if (i) the Indemnifying Party is or includes Joseph, Karin or Jacobs and (ii) payment of the claim or demand asserted against Joseph, Karin and/or Jacobs, could cause such Seller's liability to exceed his, her or its share of the Cap and such claim or demand involves a representation or warranty described in Section 10.4(a)(y) and (z) above, then LUK-Flats shall have thirty
(30) days from the delivery of the 10.6 Indemnification Notice, or such lesser time as may reasonably be available, to notify the Indemnified Party and the relevant Seller(s) that LUK-Flats desires to defend against such claim or demand, at its sole cost and expense. If LUK-Flats desires to defend against such claim or demand, LUK-Flats shall be entitled to retain its own counsel (separate and apart from any counsel retained by the relevant Seller(s)), at its sole cost and expense. No settlement or resolution of such claim or demand shall be entered into without the prior written consent of LUK-Flats, which consent may be withheld by LUK-Flats in its sole and absolute discretion, unless the settlement or resolution would not cause such Seller(s) to exceed his, her or its Cap in which case LUK-Flats shall have no consent rights hereunder.

                               (g) For purposes hereof, the party(ies) initially
assuming the defense shall control the defense throughout (subject to and in accordance with Section 10.6(f)), including without limitation whether to initiate any appeals. If such party(ies) decide(s) not to initiate an appeal in respect of an adjudication, that adjudication shall be deemed to be final and nonappealable. For clarification purposes, should LUK-Flats defend a claim or demand pursuant to Section 10.6(f), it shall also be permitted to determine whether to initiate any appeals.

                          10.7 RIGHTS OF SETOFF.

                               (a) Notwithstanding any other language to the
contrary contained herein, until the Option has been exercised for Joseph LLC's Remaining Shares, Buyer's (and any other Person's) sole recourse for recovering any Indemnifiable Loss from Joseph as permitted under this Agreement shall be to reduce or setoff against the Joseph LLC Option Exercise Price (as defined in the Option Agreement), and until the Option has been exercised for Joseph LLC's Remaining Shares, neither Buyer, nor any other Person, may recover from Joseph any Indemnifiable Loss to which it may be entitled under this Section 10 from that portion of the Closing Date Cash Payment paid to JAD, that portion of the Option Grant Payment paid to Joseph LLC or any other property or assets of Joseph. After the Option for Joseph LLC's Remaining Shares has been exercised, Buyer shall be entitled to recover Indemnifiable Losses from Joseph in the same manner in which it recovers Indemnifiable Losses under this Section 10 (except as described in Section 10.7(b) below); PROVIDED, HOWEVER, that any prior reduction or set-off against the Joseph LLC Option Exercise Price shall be taken into account for purposes of Joseph's share of the Cap pursuant to Section 10.4(a) above.

                               (b) Notwithstanding any other language to the
contrary contained herein, until the Option has been exercised for Karin LLC's Remaining Shares, Buyer's (and any other Person's) sole recourse for recovering any Indemnifiable Loss from Karin as permitted under this Agreement shall be to reduce or setoff against the Karin LLC Option Exercise Price (as defined in the Option Agreement), and until the Option has been exercised for Karin LLC's Remaining Shares, neither Buyer, nor any other Person, may recover from Karin any Indemnifiable Loss to which it may be entitled under this Section 10 from that portion of the Closing Date Cash Payment paid to CMYD LLC, that portion of the Option Grant Payment paid to Karin LLC or any other property or assets of Karin. After the Option for Karin LLC's Remaining Shares has been exercised, Buyer shall be entitled to recover Indemnifiable Losses from Karin in the same manner in which it recovers Indemnifiable Losses under this Section 10 (except as described in Section 10.7(a) above); PROVIDED, HOWEVER, that any prior reduction or set-off against the Karin LLC Option Exercise Price shall be taken into account for purposes of Karin's share of the Cap pursuant to Section 10.4(a) above.

                               (c) After giving effect to Section 10.4 hereof,
and with respect to JAD, after the Option for Joseph LLC's Remaining Shares has been exercised and with respect to CMYD LLC, after the Option for Karin LLC's Remaining Shares has been exercised, Buyer shall be permitted to reduce or setoff any Indemnifiable Loss to which it or any other Person is entitled from Joseph, Karin, Jacobs, LUK-Flats or Guida under this Section 10 against any distribution due to such Seller under the Operating Agreement.

                               (d) Buyer shall have the right to offset, against
any amount owed to a Seller solely under this Agreement and no other Transaction Document except as expressly permitted by Section 10.7(c) above, any Indemnifiable Loss that is due to Buyer from such Seller under the terms and conditions of this Agreement; each Seller shall have the right to offset, against any amount owed by such Seller to Buyer under this Agreement, any Indemnifiable Loss that is due such Seller under the terms and conditions of this Agreement.

                           10.8 EXCLUSIVE REMEDY. In the absence of fraud,
indemnification pursuant to this Section 10 shall be he sole and exclusive remedy available to any party for any breach of any representations or warranties, or of any covenant or agreement contained herein, which survives the Closing. The foregoing indemnification provisions are in lieu of any statutory (including, without limitation, federal or state securities laws), other contractual, equitable or common law remedy any party may have for a breach of representation, warranty, covenant or agreement contained herein (other than a fraud claim), and all such other rights and remedies are hereby irrevocably waived.

                           11. MISCELLANEOUS.

                               11.1 TERMINATION. This Agreement may be
terminated at any time prior to the Closing Date, as follows:

                               (a) by mutual written agreement of Buyer and
Sellers (other than Guida);

                               (b) by (A) Buyer if a material breach of any
provision of this Agreement has been committed by any Seller and remains uncured after giving effect to Section 6.6 hereof or (B) Sellers (acting as a group but excluding Guida), if a material breach of any provision of this Agreement has been committed by Buyer, and such breach has not been waived or cured (if curable) by the earlier of (i) twenty (20) days or (ii) the Outside Closing Date, after written notice thereof, PROVIDED, THAT, if the breaching party is diligently attempting to cure such breach, the time for curing such breach shall be extended by a reasonable period to permit the breaching party to cure such breach, PROVIDED THAT, notwithstanding the foregoing, such additional period shall in no event extend past the Outside Closing Date; PROVIDED, FURTHER, if the breaching party is not diligently attempting to cure such breach the non-breaching party may immediately terminate this Agreement.

                               (c) (i) by Buyer, if (y) any of the conditions in
Section 7 has not been satisfied as of the Outside Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Outside Closing Date or (z) the requirements of any consent, authorization or approval of any governmental agency or authority, individually or in the aggregate, materially alters the obligations of Buyer as contemplated by this Agreement, PROVIDED HOWEVER, that if any Seller (or the Sellers), in the exercise of its, his or her sole and absolute discretion, assumes such obligations on behalf of Buyer, Buyer may not terminate this Agreement; or (ii) by Sellers (excluding Guida), if (y) any of the conditions in Section 8 has not been satisfied as of the Outside Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers (other than Guida) have not waived such condition on or before the Outside Closing Date or (z) the requirements of any consent, authorization or approval of any governmental agency or authority, individually or in the aggregate, materially alters the obligations of any Seller or the Sellers as contemplated by this Agreement, PROVIDED HOWEVER, that if Buyer, in the exercise of its sole and absolute discretion, assumes such obligations on behalf of such Seller(s), Sellers may not terminate this Agreement; or

                               (d) by either party (excluding Guida), if Closing
has not occurred (other than through the failure of any party seeking to terminate to comply fully with its obligations under this Agreement) on or before the ninetieth (90th) day after the date hereof; or such later date by which Sellers and Buyer obtain the necessary regulatory approvals set forth in Sections 4.4 and 5.4 or such later date as the parties may mutually agree upon but no later than the one hundred twentieth (120th) day after the date hereof (the "Outside Closing Date").

Sellers shall be entitled to retain the Deposit, and any interest thereon (net of any fees or expenses of Escrow Agent payable therefrom), in full if Sellers terminate this Agreement pursuant to Section 11.1(b) and Buyer is not otherwise permitted to terminate this Agreement pursuant to Section 11 for any reason, and in all other cases Buyer shall be entitled to a return of the Deposit, and any interest thereon (net of any fees or expenses of Escrow Agent payable therefrom), in full if this Agreement is terminated. Sellers shall have no further right to pursue any legal or equitable remedies upon termination of this Agreement other than retention of the Deposit, and any interest thereon (net of any fees or expenses of Escrow Agent payable therefrom), if permitted pursuant to the terms hereof, and retention of the Deposit, and any interest thereon (net of any fees or expenses of Escrow Agent payable therefrom), if permitted pursuant to the terms hereof, shall serve as Sellers' exclusive remedy for termination hereunder. The parties acknowledge that the actual damages incurred by Sellers as a result of termination, if any, would be difficult to determine and therefore agree that retention of the Deposit, and any interest thereon, if permitted pursuant to the terms hereof, constitutes reasonable compensation in lieu of any such actual damages, shall be in the nature of liquidated damages, and shall not constitute a penalty. In the event of the termination of this Agreement, for any reason, all of the obligations and liabilities of the parties under this Agreement shall terminate, and each party hereto shall pay its own fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including without limitation, accountants and other advisors. Except in the case of retention of the Deposit by Sellers, if permitted pursuant to the terms hereof, nothing in this Section
11.1 shall relieve any party from any liabilities for any breach of this Agreement. Any termination of this Agreement shall not affect the parties' respective representations, warranties, covenants and obligations under Sections 4.19, 5.5 and 11.5 hereof, as well as under the Confidentiality Agreement.

                           11.2 ENTIRE AGREEMENT. This Agreement, the other
Transaction Documents and such other documents that expressly refer to this
Section 11.2 constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. No amendment, supplement, modification or termination of this Agreement shall be binding unless executed in writing by all parties hereto.

                           11.3 JOINT LIABILITY. Notwithstanding anything
contained in this Agreement to the contrary, the obligations and liabilities of JAD and Joseph LLC hereunder shall be joint and several and the obligations and liabilities of KMD, CMYD LLC and Karin LLC hereunder shall be joint and several.

                           11.4 WAIVER OF COMPLIANCE. A waiver of any of the
provisions of this Agreement shall not constitute and shall not be deemed a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Wherever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 11.4. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege. No notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                           11.5 EXPENSES. Except as otherwise expressly provided
in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, Sellers, on the one hand, and Buyer, on the other hand, shall pay the fees and expenses of their respective legal counsel, accountants, investment bankers and other experts, agents and representatives incident to the negotiation and preparation of this Agreement, the consummation of the transactions contemplated by this Agreement (including, without limitation, in the case of Buyer, all fees related to title insurance policies and surveys, financing and transaction costs, and in the case of Sellers, any transfer or recordation tax payable upon the recordation of the IDOTs, and all legal fees for which JKC Holdings, LLC is entitled to reimbursement in connection with this transaction and all amounts described in Section 4.19 (other than amounts due to Robert J. DiPietro pursuant to his employment agreement with the Jockey Club and LRALP, which amounts Buyer shall cause the Jockey Club or LRALP to pay)), and (except as otherwise provided herein) in connection with any disputes between the parties arising out of the transactions contemplated by this Agreement; provided however, that Buyer agrees to pay the fees and expenses of the Companies and each of the Sellers' legal counsel and accountants, up to a maximum aggregate amount of One Million Dollars ($1,000,000.00), at Closing. Buyer also will pay all filing and/or application fees required of the parties under the HSR Act, and all costs and expenses imposed by the Maryland Racing Commission and the Virginia Racing Commission in connection with obtaining the consents set forth in Section 5.4.

                           11.6 SUCCESSORS AND ASSIGNS. This Agreement shall be
binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Buyer and Sellers acknowledge and agree that Buyer shall only be permitted to assign its rights hereunder to Maryland Racing, Inc., a Delaware corporation, a newly formed, wholly owned by Buyer, special purpose entity formed for such purposes; PROVIDED, HOWEVER, that in no event shall such assignment release or discharge Buyer from its obligations hereunder and/or under the Transaction Documents, and Buyer shall remain jointly and severally liable with such assignee for all such obligations. Except as expressly set forth in the prior sentence, and other than an assignment by LUK-Flats to an Affiliate, no party may assign any of its rights under this Agreement without the prior written consent of the other party(ies). The term "successors" shall include without limitation, all successors by way of (i) consolidation, (ii) merger or similar reorganization,
(iii) share exchange, or (iv) sale of all or substantially all of the assets of a party.

                           11.7 NO THIRD PARTY BENEFICIARIES. Nothing contained
in this Agreement shall be deemed to confer any rights or benefits upon any third parties.

                           11.8 SEVERABILITY. If any term or provision of this
Agreement or the application thereof to any Person or circumstances is or to any extent shall become invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to Persons or circumstances other than those held invalid or unenforceable under the laws now or hereafter in effect in the jurisdiction governing this Agreement, shall not be affected thereby, and each term and provision shall be held valid and enforceable to the greatest possible extent.

                           11.9 APPLICABLE LAW; CONSENT TO JURISDICTION. This
Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws. Any suit involving any dispute or matter arising under this Agreement may only be brought in the Circuit Court for Baltimore County, Maryland. Each of the parties hereto consents to the exercise of personal jurisdiction by such court with respect to all such proceedings and waives any objection to venue laid therein. All expenses associated with any dispute or matter arising under this Agreement shall be borne by the non-prevailing party to the dispute to the extent that it does not prevail, including, but not limited to, the cost and expenses of experts, evidence and legal counsel. The determination of the extent to which a party does not prevail shall be made by the applicable court.

                           11.10 NOTICE. All notices and communications pursuant
to this Agreement shall be in writing and shall be deemed properly given and effective when received if (i) personally delivered, or (ii) sent by a national delivery service providing evidence of delivery and with a confirming notice sent by facsimile, to the following:

                  If to JAD, to:

                           Maryland Jockey Club
                           Rte. 198 and Race Track Road
                           Laurel, Maryland 20725
                           Attn:  Joseph A. DeFrancis
                           Facsimile:  (410) 792-4877

                  with a copy to:

                           Kelley Drye & Warren LLP
                           8000 Towers Crescent Drive
                           Suite 1200
                           Vienna, Virginia  22182
                           Attn:  Joseph B. Hoffman, Esq.
                           Facsimile:  (703) 918-2450

                           and

                           Venable, Baetjer and Howard, LLP
                           Two Hopkins Plaza
                           Suite 1800
                           Baltimore, Maryland  21201
                           Attn:  Michael J. Baader, Esq.
                           Facsimile:  (410) 244-7742

                  If to KMD, to:

                           Karin M. DeFrancis
                           Maryland Jockey Club
                           Hayward and Winter Avenues
                           Baltimore, Md  21215
                           Facsimile:  (410) 466-2521

                  with a copy to:

                           Shapiro Sher & Guinot
                           36 S. Charles Street
                           Suite 2000
                           Baltimore, Maryland 21201-3147
                           Attn:  William E. Carlson, Esq.
                           Facsimile:  (410) 539-7611


                  If to Jacobs, to:

                           Martin Jacobs
                           508 Stonington Road
                           Silver Spring, Maryland  20902
                           Facsimile:  (301) 681-0364

                  with a copy to:

                           Kelley Drye & Warren LLP
                           8000 Towers Crescent Drive
                           Suite 1200
                           Vienna, Virginia  22182
                           Attn:  Joseph B. Hoffman, Esq.
                           Facsimile:  (703) 918-2450


                  If to Guida, to:

                           Laurel Guida Group
                           1301 West Island Club Square
                           Vero Beach, Florida 32963
                           Attn:  Louis P. Guida
                           Facsimile: (561) 231-4450
                  with a copy to:

                           Tighe Patton Armstrong Teasdale, PLLC
                           1747 Pennsylvania Avenue, N.W.
                           Suite 300
                           Washington, D.C.  20006
                           Attn:  Kevin P. Tighe, Esq.
                           Facsimile:  (202) 454-2805


                  If to LUK-Flats, to:

                           LUK-Flats LLC
                           315 Park Avenue South
                           New York, New York 10010
                           Attn:  Zalman Jacobs
                           Facsimile:  (212) 598-4869

                           and

                           Weil Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attn:  Andrea A. Bernstein, Esq.
                           Facsimile:  (212) 310-8007


                  If to Joseph LLC, to:

                           Joseph LLC
                           c/o Joseph B. Hoffman, Esq.
                           Kelley Drye & Warren LLP
                           8000 Towers Crescent Drive
                           Suite 1200
                           Vienna, Virginia  22182
                           Facsimile:  (703) 918-2450
                           Attn:  Joseph A. DeFrancis

                  with a copy to:

                           Joseph A. DeFrancis
                           250 South President Street
                           Apartment 1009
                           Baltimore, Maryland 21202
                           Facsimile: (410) 792-4877
                           and

                           Kelley Drye & Warren LLP
                           8000 Towers Crescent Drive
                           Suite 1200
                           Vienna, Virginia  22182
                           Attn: Joseph B. Hoffman, Esq.
                           Facsimile:  (703) 918-2450


                  If to Karin LLC, to:

                           Karin LLC
                           c/o William E. Carlson, Esq.
                           Shapiro Sher & Guinot
                           36 S. Charles Street, Suite 2000
                           Baltimore, Maryland 21201-3147
                           Attn:  Karin M. DeFrancis
                           Facsimile:  (410) 539-7611

                  with a copy to:

                           Karin M. DeFrancis
                           Maryland Jockey Club
                           Hayward and Winter Avenues
                           Baltimore, Md  21215
                           Facsimile:  (410) 466-2521

                           and

                           Shapiro Sher & Guinot
                           36 S. Charles Street, Suite 2000
                           Baltimore, Maryland 21201-3147
                           Attn: William E. Carlson, Esq.
                           Facsimile:  (410) 539-7611

                  If to CMYD LLC, to:

                           CMYD LLC
                           c/o William E. Carlson, Esq.
                           Shapiro Sher & Guinot
                           36 S. Charles Street, Suite 2000
                           Baltimore, Maryland 21201-3147
                           Attn:  Karin M. DeFrancis
                           Facsimile:  (410) 539-7611

                  with a copy to:

                           Karin M. DeFrancis
                           Maryland Jockey Club
                           Hayward and Winter Avenues
                           Baltimore, Md  21215
                           Facsimile:  (410) 466-2521

                           and

                           Shapiro Sher & Guinot
                           36 S. Charles Street, Suite 2000
                           Baltimore, Maryland 21201-3147
                           Attn: William E. Carlson, Esq.
                           Facsimile:  (410) 539-7611

                  If to Buyer, to:

                           Magna Entertainment Corp.
                           285 West Huntington Drive
                           Arcadia, California  91007
                           Attn:  President and CEO
                           Facsimile:  (626) 821-1559

                  with a copy to:

                           Magna Entertainment Corp.
                           285 West Huntington Drive
                           Arcadia, California  91007
                           Attn:  General Counsel
                           Facsimile:  (626) 821-1559

                           and

                           O'Melveny & Myers LLP
                           400 South Hope Street
                           Los Angeles, California 90071-2899
                           Attn:  Frederick B. McLane, Esq.
                           Facsimile:  (213) 430-6407

or to such other address as a party provides (in accordance herewith) to the other parties hereto from time to time.

                           11.11 CONSTRUCTION. The parties and their respective
legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that he, it, or his or its counsel was the drafter thereof. The parties acknowledge and agree that, notwithstanding anything herein to the contrary, the representations and warranties set forth in Section 4.5 and Section 4.8 hereof (including, but not limited to SCHEDULE 4.5 and SCHEDULE 4.8) shall not be deemed to be breached by the existence or nonexistence of any fact or circumstance the subject of which is addressed in any other representation or warranty made herein.

                           11.12 HEADINGS. The headings in this Agreement are
for reference purposes and shall not affect the meaning or interpretation of this Agreement.

                           11.13 COUNTERPARTS. This Agreement may be executed in
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by exchange of facsimile signatures provided that original signatures are exchanged promptly thereafter.

                           11.14 TIME OF ESSENCE. With regard to all dates and
time periods set forth or referred to in this Agreement, time is of the essence.

                           11.15 TERMS. Common nouns and pronouns shall be
deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.


                         (Signatures on following page)

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by their duly authorized officers, as of the date first written above.

WITNESS:                            BUYER:

                                    MAGNA ENTERTAINMENT CORP., a Delaware
                                    corporation


________________________________    By:__________________________(SEAL)
                                       Name: __________________________
                                       Title:  __________________________

________________________________    By:__________________________(SEAL)
                                       Name: __________________________
                                       Title:  __________________________


                                    SELLERS:


________________________________    _____________________________(SEAL)
                                    Joseph A. DeFrancis


________________________________    _____________________________(SEAL)
                                    Karin M. DeFrancis


________________________________    _____________________________(SEAL)
                                    Martin Jacobs

                                    LUK-FLATS LLC, a Delaware limited
                                    liability company

________________________________    By:__________________________(SEAL)
                                       Name: __________________________
                                       Title:  __________________________

                                    LAUREL GUIDA GROUP, a New Jersey
                                    General Partnership

________________________________    By:__________________________(SEAL)
                                       Name: __________________________
                                       Title:   General Partner


                                    JOSEPH LLC, a Maryland limited liability company


________________________________    By:__________________________(SEAL)
                                       Joseph A. DeFrancis
                                       Manager

                                    KARIN LLC, a Maryland limited liability
                                    company


________________________________    By:__________________________(SEAL)
                                       Karin M. DeFrancis
                                       Manager

                                    CMYD LLC, a Maryland limited liability
                                    company


________________________________    By:__________________________(SEAL)
                                       Karin M. DeFrancis
                                       Manager

                            STOCK PURCHASE AGREEMENT

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1                          Ownership of Stock
Schedule 2.2(a)                     Pro-Rata Shares
Schedule 2.2(b)                     Closing Date Cash Payment
Schedule 4.1                        Organization and Capitalization
Schedule 4.3                        No Violation or Conflict
Schedule 4.4                        Consents
Schedule 4.5                        Financial Information
Schedule 4.6                        Title
Schedule 4.7                        Material Contracts
Schedule 4.7(A)                     ODS Agreements and Correspondence
Schedule 4.8                        Undisclosed Liabilities
Schedule 4.9                        Intellectual Property Rights
Schedule 4.10                       Absence of Certain Changes
Schedule 4.11                       Compliance with Laws
Schedule 4.12                       Litigation and Claims
Schedule 4.13                       Taxes
Schedule 4.14                       Employee and Labor Relations Matters
Schedule 4.15                       Employee Benefit Plans
Schedule 4.16                       Licenses and Permits
Schedule 4.17                       Insurance
Schedule 4.18                       Environmental Matters
Schedule 4.19                       Broker
Schedule 4.20                       Certain Payments
Schedule 4.21                       Relationship with Related Persons
Schedule 5.4                        Consents - Buyer
Schedule 6.2                        Conduct of Business
Schedule 10.4(a)                    Seller's Share of Cap

EXHIBITS

Exhibit A                           Financial Statements
Exhibit B                           Employment Agreements
Exhibit C                           Formation Agreement
Exhibit D                           Option Agreement
Exhibit E                           Stockholders' Agreement
Exhibit F                           Consulting and Non-Competition Agreement
Exhibit G                           Jacobs Letter
Exhibit H                           Legal Opinions of Companies' Counsel and
                                    Counsel to Sellers (other than Guida)
Exhibit I                           Organizational Documents for Each Company
Exhibit J                           Legal Opinion of Buyer's Counsel

Exhibit K                           Deposit Escrow Agreement
Exhibit L                           Keep Well Agreement
Exhibit M                           Title Commitment
Exhibit N                           Guaranty Agreement
Exhibit O                           Operating Agreement
Exhibit P                           Joseph LLC Operating Agreement
Exhibit Q                           Karin LLC Operating Agreement
Exhibit R                           Joseph LLC/Karin LLC Option Agreement